Offer to Purchase for Cash

Up to 84,252,534,000 Preferred Shares
at R$10.70 Per 1,000 Preferred Shares

of

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

by

TELESP CELULAR PARTICIPAÇÕES S.A.

Subject to the exceptions and conditions described herein, the tender offer, the proration period and the withdrawal rights will expire at 11:00 a.m., New York City time, on October 8, 2004, unless the offer is extended or earlier terminated. However, unless the offer is extended or earlier terminated, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of American Depositary Shares, or “ADSs,” participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004 (such date, as it may be extended by Telesp Celular Participações S.A. in its sole discretion, the “ADS Qualification Date”) and (2) if a holder of preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004 (such date, as it may be extended by Telesp Celular Participações S.A. in its sole discretion, the “Share Qualification Date”). Withdrawals of ADSs by ADS holders who wish to participate in the tender offer through the receiving agent will not be accepted after 5:00 p.m., New York City time, on October 6, 2004, unless the offer is extended or earlier terminated.

      Telesp Celular Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil, or “TCP,” hereby invites the shareholders of Tele Centro Oeste Celular Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil, or “TCO,” to tender up to 84,252,534,000 preferred shares (ações preferenciais), no par value, of TCO to TCP for purchase at a price of R$10.70 per 1,000 preferred shares in cash without interest, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

      You may tender all or a portion of the preferred shares of TCO you hold. In the event of over-subscription of the tender offer, shares tendered before the expiration date will be subject to proration as described in this offer to purchase. Upon the terms and subject to the conditions of the tender offer, including the proration provisions, TCP will purchase preferred shares of TCO, up to the maximum numbers of preferred shares set forth in the preceding paragraph, that are properly tendered before 11:00 a.m., New York City time, on October 8, 2004 and not properly withdrawn. However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, and (2) if a holder of preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share Qualification Date, in each case by following the instructions in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

      Persons that hold American Depositary Shares, or “ADSs,” representing preferred shares of TCO may participate in the tender offer by (1) tendering their ADSs to The Bank of New York, as receiving agent, and instructing the receiving agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs, withdrawing the underlying preferred shares from the ADS program and participating directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.” Each ADS represents 3,000 preferred shares of TCO.

(continued on next page)

      This offering document is intended solely for holders of TCO preferred shares who are residents of the United States of America and holders of ADSs representing TCO preferred shares. Separate offering materials in Portuguese are being made available simultaneously to holders of shares who are not residents of the United States.

September 1, 2004

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      On August 30, 2004, the closing price of TCO’s preferred shares on the Bolsa de Valores de São Paulo — BOVESPA, or the “São Paulo Stock Exchange,” was R$9.14 per 1,000 preferred shares. On August 30, 2004, the closing price of the TCO ADSs on the New York Stock Exchange was U.S.$9.33 per ADS. The tender offer offers holders of TCO preferred shares the opportunity to sell shares at a 20% premium over the volume weighted average prices of shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer.

      You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. None of TCP, TCO, any of their affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should tender your shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

      Questions or requests for assistance may be directed to the contact person set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from that contact.

i

SUMMARY TERM SHEET

      This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. To better understand TCP’s offer to you and for a complete description of the legal terms of the tender offer, you should read this entire offer to purchase carefully. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

•	The Tender Offer: TCP hereby invites the shareholders of TCO to tender up to 84,252,534,000 preferred shares of TCO to TCP for purchase at a price of R$10.70 per 1,000 preferred shares in cash without interest, net of the stock exchange and settlement fee described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

•	Conditions: The tender offer is not conditioned upon the tender of a minimum number of preferred shares or upon the receipt of any financing. However, TCP’s obligation to consummate the purchase of preferred shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase, including the conditions set forth in Section 6 — “Conditions to the Tender Offer.”

•	Expiration Date and Qualification Dates: The preferred shares purchased in the tender offer will be purchased through separate auctions on the São Paulo Stock Exchange that are currently scheduled to occur after 2:05 p.m., New York City time, on October 8, 2004, which time and date are referred to as the “Expiration Date.” However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which time and date is referred to as the “ADS Qualification Date,” and (2) if a holder of preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which time and date is referred to as the “Share Qualification Date.”

•	Procedures for Participating in the Offer: The procedures for electing to tender your shares differ depending on whether you hold ADSs representing TCO preferred shares or you hold preferred shares directly in Brazil. You should follow the instructions for your particular circumstances set forth under Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

•	Withdrawal: For a withdrawal to be effective, the broker who has been instructed to tender your shares or the preferred shares underlying your ADSs in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares” must withdraw the order to tender those shares from the account at CBLC (as defined below) maintained for the tender offer no later than 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date and the date of the auction. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to allow the broker selected by the receiving agent to withdraw the order to sell shares underlying ADSs held by ADS holders who wish to withdraw, a written notice of withdrawal from any ADS holder participating in the tender offer through the receiving agent must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. Please note that if you are an ADS holder and you wish to preserve your effective right to withdraw up until the Expiration Date, you must follow the instructions in Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Direct Participation in the Tender Offer.” See Section 5 — “Withdrawal Rights.”

      For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your shares.

Who is offering to purchase my shares?	Telesp Celular Participações S.A., a corporation organized under the Federative Republic of Brazil, is offering to purchase up to 84,252,534,000 preferred shares of TCO. TCP owned 86.2% of

TCO’s common shares as of July 31, 2004. See Section 11 — “Certain Information About TCP, TCO and Their Parent Companies.”

Why is TCP offering to purchase my shares?	TCP is undertaking this tender offer to increase its ownership of the preferred shares of TCO. If the tender offer is successful and TCP purchases 84,252,534,000 preferred shares, TCP will own 84,252,534,000 preferred shares of TCO, or 32.8% of TCO’s preferred shares. TCP believes that the tender offer also provides an efficient means to provide value to shareholders of TCO. The tender offer allows those TCO shareholders desiring to receive cash for their shares the opportunity to do so. The tender offer offers holders of TCO’s preferred shares the opportunity to sell shares at a 20% premium over the volume weighted average prices of the shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer. See Section 2 — “Purpose of the Tender Offer.”

What will the purchase price for the shares be?	The purchase price in the tender offer will be R$10.70 per 1,000 preferred shares properly and timely tendered and not properly withdrawn. Upon the terms and subject to the conditions of the tender offer, TCP will pay this purchase price in cash without interest, net of the fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in a percentage equal to 0.035% of the purchase price received by that holder.

How many shares will TCP purchase?	TCP will purchase up to 84,252,534,000 preferred shares upon the terms and subject to the conditions of the tender offer, or such lesser number of shares as are properly and timely tendered and not properly withdrawn.

If the number of preferred shares properly tendered and not properly withdrawn is greater than the maximum number of shares of that class that TCP intends to purchase, as described in the preceding paragraph, TCP will purchase shares on a pro rata basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates.”

How will TCP pay for the shares?	TCP initially intends to pay for the shares it purchases in the tender offer through indebtedness but has not finally determined the financing arrangements. However, the tender offer is not subject to receipt of financing. Following the tender offer, TCP will evaluate its capital structure and consider its alternatives, including a possible capital increase if required to reduce its levels of indebtedness. See Section 7 — “Source and Amount of Funds.”

May ADS holders participate in the tender offer, and how may they do so?	Yes, ADS holders may participate in the tender offer.

An ADS holder may tender its ADSs to The Bank of New York, as receiving agent, no later than the ADS Qualification Date in accordance with the instructions set forth in Section 4 — “Procedures for Accepting the Offer and Tendering Shares” and the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the underlying preferred shares in the applicable auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” and if the underlying preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying shares may be tendered.

After acceptance by TCP of the preferred shares underlying the ADSs tendered to the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then prevailing exchange rates, net of expenses for converting reais to U.S. dollars) of R$10.70 per 1,000 preferred shares, or R$32.10 per ADS, minus (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC, as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates,” and (3) the holder’s pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. The ADS holder would surrender to The Bank of New York, as depositary under TCO’s ADS program, the ADSs that represent preferred shares that it wishes to tender, pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered and pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program. If an ADS holder surrenders ADSs and receives the underlying preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the Conselho Monetário Nacional, or the “National Monetary Council.” After the holder appoints a Brazilian representative for pur-

poses of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf before the CBLC in the same manner as any other direct holder of shares whose shares are registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify for the tender offer on its behalf no later than the Share Qualification Date in the manner described in this offer to purchase. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

Are there any conditions to the tender offer?	Yes, TCP’s obligation to consummate the purchase of preferred shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase. See Section 6 — “Conditions to the Tender Offer.”

Is the tender offer being made to all holders of TCO preferred shares?	Yes, the tender offer is open to all holders of TCO preferred shares. However, this offering document is intended solely for holders of TCO preferred shares who are residents of the United States and holders of ADSs representing TCO preferred shares. Separate offering materials in Portuguese are being made available simultaneously to holders of TCO preferred shares who are not residents of the United States through publication in Brazil as required under Brazilian law.

After the tender offer, will TCO continue as a public company?	Yes, it will. The tender offer, will reduce the number of outstanding preferred shares that are not held by TCP or its affiliates by 32.8%. Based on the regulations of the Comissão de Valores Mobiliários, or the “Brazilian Securities Commission,” and the New York Stock Exchange, TCP does not believe that its purchase of preferred shares in the tender offer will cause TCO’s remaining outstanding preferred shares to be delisted from the São Paulo Stock Exchange, ADSs representing TCO’s preferred shares to be delisted from the New York Stock Exchange or TCO to stop being subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Section 13 — “Effects of the Tender Offer on the Market for Shares.”

How long do I have to decide whether to tender my preferred shares in the tender offer, and how do I tender those shares?	The Expiration Date of the tender offer is 11:00 a.m., New York City time, on October 8, 2004. However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, and (2) if a holder of preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share

Qualification Date. To qualify to participate in the tender offer, you must follow the instructions set forth below:

• If you hold TCO ADSs and you wish to participate in the tender offer, you should follow the instructions set forth above under “May ADS holders participate in the tender offer, and how may they do so?”

• If you hold preferred shares directly in Brazil, you must, no later than the Qualification Date, (1) contact any broker authorized to conduct trades on the São Paulo Stock Exchange, (2) present certain required documentation and (3) ask the broker to tender your shares in the applicable auction on your behalf. To tender your shares, your broker must, no later than 11:00 a.m., New York City time, on the Expiration Date, transfer the shares to Account No. 7105-6 at CBLC, which is an account opened in the name of every shareholder and maintained by CBLC for the purpose of the tender offer. Shareholders that have invested in TCO shares under Resolution No. 2,689/00 of the National Monetary Council (which are registered at CBLC) should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf. Preferred shares held through Banco ABN Amro Real S.A., or Banco ABN Amro, TCO’s transfer agent, are not registered at CBLC. Holders of preferred shares through Banco ABN Amro Real S.A. should therefore ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares on their behalf. It is the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Qualification Date to ensure that Banco ABN Amro Real can transfer the shareholder’s shares to the custody of CBLC for deposit in the account specified above before the Share Qualification Date.

Any holder that does not know whether it holds its shares through CBLC or Banco ABN Amro Real S.A. should ask its custodian, representative, broker or other nominee.

Shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If the shareholder wishes to trade shares that have been transferred to the CBLC account specified above, the shareholder must first withdraw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

A beneficial owner of preferred shares or ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares, including preferred shares underlying ADSs, and may be charged a fee or commission by that person for tendering shares in the tender offer.

See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw my tendered shares, and how do I do so?	For a withdrawal to be effective, the broker who has been instructed to tender shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” including the broker selected by the receiving agent to tender preferred shares underlying ADSs, must withdraw those shares from the CBLC account maintained for the tender offer no later than 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date and the date of the auction. Any tender of shares will be irrevocable after that time. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions set forth below.

• If you are an ADS holder participating in the tender offer by tendering your ADSs to the receiving agent, your originally signed written notice of withdrawal must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. Please note that if you are an ADS holder and you wish to preserve your ability to withdraw until the Expiration Date, you must surrender your ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares, as set forth under “May ADS holders participate in the tender offer, and how may they do so?”

• If you hold preferred shares directly in Brazil, you or your representative in Brazil must contact the broker that you instructed to tender shares on your behalf in sufficient time to enable the broker to withdraw your shares from the CBLC account maintained for the tender offer no later than 11:00 a.m., New York City time, on the Expiration Date and must provide any documentation required by the broker.

See Section 5 — “Withdrawal Rights.”

What do the boards of directors of TCP and TCO think of the tender offer?	None of TCP, TCO or their respective boards of directors or executive officers make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

What will happen to the shares not tendered in the tender offer?	If you decide not to tender your shares in the tender offer, you will continue to hold the shares.

If a broker has tendered my shares in the tender offer, may I still trade my shares before the Expiration Date?	Although there is no legal restriction on trading your shares or ADSs, shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If you wish to trade shares that have been transferred to the CBLC account specified above, you must first withdraw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

When will TCP pay for the shares in the tender offer?	The preferred shares that TCP purchases in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is scheduled to occur on the Expiration Date. TCP will pay for shares accepted in the tender offer on the third Brazilian business day after the auction, in accordance with the rules established by CBLC. See Section 3 — “Acceptance for Payment and Payment for Shares.”

Will I have to pay fees or brokerage commissions if I tender my shares?	Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. In addition, the broker that tenders shares on your behalf in the auction will most likely charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction” and Section 15 — “Fees and Expenses.”

If you are an ADS holder participating in the tender offer by tendering your ADSs to the receiving agent, you will pay (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares actually purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) your pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in reais, you will also pay the expenses for converting reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder who elects to surrender your ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares, you will pay (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) any fee or commission charged by your broker. Because the purchase price will be paid in reais, you will be responsible for converting the proceeds you receive into U.S. dollars if you wish to do so, and you must pay the expenses for converting reais to U.S. dollars. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What are the U.S. federal income and Brazilian tax consequences if I tender my shares?	Generally, when you receive cash in exchange for the shares you tender, including shares underlying ADSs, you will recognize gain or loss measured by the difference between the amount received and your basis in the tendered shares. See Section 8 — “Certain Tax Consequences.”

Who may I speak with if I have questions about the tender offer?	You may contact the information agents for information regarding this offer to purchase:

The Brazilian Information Agent
for the Tender Offer is:

BES Securities
Av. Rio Branco 110, 33 andar
CEP 20040-001 Centro
Rio de Janeiro, Brazil
Telephone: (+55) 21 3212-3213

The U.S. Information Agent
for the Tender Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

If you are an ADS holder and have questions about how to participate in the tender offer through the receiving agent, you may contact the receiving agent:

The Bank of New York
Tender & Exchange Department
101 Barclay Street
Receive and Deliver Window, Street Floor
New York, NY 10286
Telephone: 1-800-507-9357

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      TCP has made forward-looking statements in this offer to purchase that are subject to risks and uncertainties. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. These statements reflect TCP’s current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that neither TCP nor TCO can assure you that the forward-looking statements contained in this offer to purchase will be realized. You are cautioned not to put undue reliance on any forward-looking information.

To the Holders of Preferred Shares of Tele Centro Oeste

Celular Participações S.A. and American Depositary Shares
Representing Preferred Shares of Tele Centro Oeste Celular Participações S.A.:

INTRODUCTION

      TCP hereby invites the shareholders of TCO to tender up to 84,252,534,000 preferred shares (ações preferenciais), no par value, of TCO to TCP for purchase at a price of R$10.70 per 1,000 preferred shares in cash without interest, net of the fee described in the next paragraph, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

      Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

      A beneficial owner who has preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares and may be charged a fee or commission by that person for tendering shares in the tender offer. In addition, the broker that tenders shares on behalf of any shareholder in the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares” will most likely charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. In addition, ADS holders participating in the tender offer by tendering their ADSs to the receiving agent must pay the fees, taxes and charges described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

      The purchase prices per 1,000 preferred shares may be subject to applicable Brazilian withholding taxes. See Section 8 — “Certain Tax Consequences — Certain Brazilian Tax Consequences.”

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      This offer to purchase contains important information that you should read before making any decision about the tender offer.

THE TENDER OFFER

1.	Terms of the Tender Offer; Expiration Date and Qualification Dates.

     General

      Upon the terms and subject to the conditions of the tender offer, TCP will purchase up to 84,252,534,000 preferred shares of TCO, or such lesser number of shares as is properly tendered before the Expiration Date and not properly withdrawn, at a price of R$10.70 per 1,000 preferred shares in cash without interest, net of the fee described in the next sentence, any applicable brokerage fees or combined commissions and applicable withholding taxes. Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

      The term “Expiration Date” means 11:00 a.m., New York City time, on October 8, 2004, unless and until TCP, in its sole discretion, has extended the period of time during which the tender offer will remain open. On that date, brokers acting on behalf of shareholders that wish to participate in the tender offer will present sell orders for the applicable shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares.” If TCP extends the Expiration Date as described in the preceding sentence, the term “Expiration Date” will mean the latest time and date at which the tender offer, as so extended by TCP, will expire. However, to participate in the tender offer, a holder must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which time and date is referred to as the “ADS Qualification Date,” and (2) if a holder of preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which time and date is referred to as the “Share Qualification Date.” See Section 4 — “Procedures for Accepting the Offer and Tendering Shares” for information about qualifying for the tender offer.

      ADS holders may participate in the tender offer by tendering their ADSs to The Bank of New York, as receiving agent, in accordance with the instructions set forth below under Section 4 — “Procedures of Accepting the Offer and Tendering Shares” and the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will tender the underlying preferred shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” and if the underlying preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying shares may be tendered. As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      TCP will pay the purchase price for up to 84,252,534,000 preferred shares properly tendered before the Expiration Date, and not properly withdrawn, on the third Brazilian business day following the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares.” If the number of preferred shares properly tendered before the Expiration Date and not properly withdrawn is less than or equal to that number, TCP will, upon the terms and subject to the conditions of the tender offer, purchase all the properly tendered preferred shares.

      If, between the date of this offer to purchase and the date of the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares,” there occurs any change in the number of shares into which TCO’s share capital is divided due to share dividends, share splits, reverse share splits or conversions, the maximum number of shares of each class to be purchased in the tender offer will be automatically adjusted in the same proportion. If such an event occurs, the São Paulo Stock Exchange will announce through its information system the new maximum number of shares of that class to be purchased in the tender offer.

     Proration

      In the event of over-subscription of the tender offer, shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date. If the number of preferred shares properly tendered and not properly withdrawn is greater than the maximum number of shares of that class that TCP intends to purchase, as described in the preceding paragraph, TCP will purchase shares on a pro rata basis. If proration of tendered shares is required, the São Paulo Stock Exchange will determine the proration factor at the time of the auction described in Section 3 — “Acceptance for Payment and Payment for Shares.” Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder that tenders shares will be based on the ratio of the total number of shares of that class that TCP accepts for purchase to the total number of shares of that class properly tendered and not properly withdrawn by all shareholders.

      The receiving agent will, in turn, apply the proration factor to ADSs that have been properly tendered to the receiving agent before the ADS Qualification Date and not withdrawn. In applying the proration factor, the receiving agent will round up or down to the nearest whole ADS tendered to the receiving agent by each ADS holder.

     Appraisal rights

      No appraisal rights for holders of TCO’s preferred shares, or ADSs representing TCO’s preferred shares, are available in connection with the tender offer.

     Extension, Amendment and Termination

      To the extent permitted by applicable Brazilian and U.S. securities laws and the terms of the tender offer, TCP reserves the right, at any time and from time to time, in its sole discretion, (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares, (2) to amend the tender offer in any respect and (3) to terminate the tender offer without purchasing any shares. In order to comply with the requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the regulations thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Share Qualification Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which TCP may choose to make any public announcement, TCP will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

      If TCP makes a material change in the terms of the tender offer or the information concerning the tender offer, TCP will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. If, before the Expiration Date, TCP decides to increase the consideration being offered in the tender offer, the increase in the consideration being offered will be applicable to all shareholders whose shares are accepted for payment under the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered before the Expiration Date is first published, sent or given to holders of those shares, the tender offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until the expiration of that ten-business-day period to the extent permitted under applicable Brazilian laws and regulations. TCP does not expect to increase the amount of consideration currently available through this tender offer before the Expiration Date.

     Tenders by Directors, Executive Officers and Affiliates of TCO

      To the knowledge of TCP and TCO, no director, executive officer or affiliate of TCO intends to tender preferred shares in the tender offer.

     Mailing

      This offer to purchase will be mailed by TCP to any record holder of preferred shares of TCO resident in the United States, and any registered or beneficial holder of ADSs, who requests a copy of this offer to purchase. Any U.S. resident broker, dealer, commercial bank, trust company and similar person whose name, or the name of whose nominee, appears on the shareholder lists of CBLC or Banco ABN Amro Real or who is listed as a participant in the security position listing of The Depository Trust Company, as the clearing agency for ADSs of TCO, may request additional copies of this offer to purchase for subsequent transmittal to beneficial owners of preferred shares or ADSs. Brokers, dealers, commercial banks and trust companies will be reimbursed by TCP for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     Definitions

      For purposes of this offer to purchase:

•	“Business day” means any day on which the principal offices of the Securities and Exchange Commission, or “SEC,” in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time; and

•	“Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading.

2.	Purpose of the Tender Offer.

      TCP is undertaking this tender offer to consolidate further its ownership of the share capital of TCO, of which it is the controlling shareholder. TCP owned 111,583,149,861 common shares of TCO, or 86.2% of TCO’s common shares, and 2,400,100 preferred shares of TCO, or 0.0% of TCO’s preferred shares, as of July 31, 2004. If the tender offer is successful and TCP purchases 84,252,534,000 preferred shares, TCP will own 84,254,934,100 preferred shares, or 32.8% of TCO’s preferred shares and 50.6% of TCO’s total share capital.

      TCP believes that the tender offer also provides an efficient means to provide value to shareholders of TCO. The tender offer allows those TCO shareholders desiring to receive cash for their shares the opportunity to do so. The tender offer offers holders of TCO preferred shares the opportunity to sell preferred shares at a 20% premium over the volume weighted average prices of shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer. The volume weighted average price is calculated by multiplying the average share price for each day during the period by the volume traded on that day and dividing the product by the total volume traded over the 30 trading-day period.

      None of TCP, TCO, Brasilcel N.V., Portugal Telecom, SGPS, S.A., PT Móveis, SGPS, S.A., Telefónica Móviles, S.A., any of their affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether holders should tender their shares. None of these persons has authorized any person to make any recommendation on its behalf as to whether a holder should tender or refrain from tendering its shares in the tender offer. If you are in doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

      In particular, TCO, its board of directors and executive officers are not making a recommendation regarding the tender offer and are expressing no opinion of, and are remaining neutral toward the tender offer because (1) the tender offer is being made by the controlling shareholder of TCO, and (2) the tender offer is a cash offer for only a portion of the preferred shares of TCO and TCO, its board of directors and its executive officers therefore believe that each investor should make its own decision as to the consideration being offered in the tender offer and whether to tender or refrain from tendering shares.

3.	Acceptance for Payment and Payment for Shares.

      The preferred shares purchased in the tender offer will be purchased through an auction on the São Paulo Stock Exchange. The auction is currently scheduled to occur after 2:05 p.m., New York City time, on October 8, 2004. Brokers acting on behalf of shareholders that wish to tender their shares must present sales orders on behalf of tendering shareholders by 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date, through the São Paulo Stock Exchange’s Mega Bolsa electronic trading system using the code “TCOC4L” for the preferred shares.

      Sales orders from brokers tendering preferred shares on behalf of tendering shareholders, including the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer must be submitted no later than 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date. At that time, sale orders for tendered shares that have not been reduced or cancelled before that time will be deemed accepted, subject to the proration provisions described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Date,” and may not be withdrawn. All preferred shares purchased by TCP in the tender offer will be acquired through buy orders at the prices set forth in this offer to purchase presented by BES Securities do Brasil, S.A. C.C.V.M., as broker for TCP. BES Securities do Brasil, S.A. C.C.V.M. guarantees the settlement of the tender offer, except with respect to a competing offer from another offeror, as described below. BES Securities do Brasil, S.A. C.C.V.M. is controlled indirectly by a shareholder that holds 9.75% of the common shares of Portugal Telecom.

      Under Article 13 of Instruction No. 361, dated March 5, 2002, of the Brazilian Securities Commission, a third party is permitted to commence a competing tender offer for all or a portion of the shares of either class subject to this tender offer, so long as the competing offeror offers a price at least five percent greater than the price for that class offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. In such an event, the auctions may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by TCP. In the event of such a competing tender offer, TCP may, in its sole discretion but subject to Brazilian law and regulations and the Exchange Act and the rules and regulations thereunder (including, without limitation, the requirement under Rule 14e-1 that TCP extend the tender offer if it increases the consideration offered), submit a higher counteroffer for the shares sought by the competing offeror. In the event that the date of the auctions is extended or TCP otherwise modifies the terms of the tender offer, TCP will make an announcement of that fact in the manner described in Section 1 — “Terms of the Tender Offer, Expiration Date and Qualification Date.”

      TCP will pay for shares accepted in the tender offer on the third Brazilian business day following the auction, in accordance with the rules established by CBLC for net settlement. Under no circumstances will interest on the purchase price be paid by TCP regardless of any delay in making that payment.

4.	Procedures for Accepting the Offer and Tendering Shares.

      To tender preferred shares in the tender offer, including preferred shares underlying ADSs, a shareholder or ADS holder must qualify for the tender offer no later than the Qualification Date. The steps the shareholder or ADS holder must follow in order to qualify differ according to whether it holds ADSs representing TCO preferred shares or whether it holders preferred shares directly in Brazil.

     Holders of ADSs

     Tender of ADSs to the Receiving Agent

      If a holder of ADSs wishes to participate in the tender offer, the holder may tender its ADSs to The Bank of New York, as receiving agent no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the underlying preferred shares in the auction, and if the underlying preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying shares may be tendered. There is no separate tender offer being made in the United States to acquire ADSs.

      Any holder of ADSs that wishes to tender ADSs to the receiving agent must, no later than the ADS Qualification Date, either:

•	complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the applicable ADRs evidencing the ADSs tendered and all other required documents to the receiving agent no later than the ADS Qualification Date; or

•	request its broker, dealer, commercial bank, trust company or other nominee to effect the tender through the procedures of The Depository Trust Company by sending an agent’s message to the receiving agent’s account at The Depository Trust Company, or the “Book-Entry Transfer Facility,” no later than the ADS Qualification Date.

Delivery of documents to the Book-Entry Transfer Facility will not constitute delivery to the receiving agent.

      The letter of transmittal accompanying this offer to purchase is to be completed by ADS holders if ADRs are to be forwarded therewith. An agent’s message must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs or confirmation of any book-entry transfer into the receiving agent’s account at the Book-Entry Transfer Facility of ADSs delivered electronically, as well as a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message and any other documents required by the letter of transmittal, must be delivered to the receiving agent at one of its addresses set forth in the letter of transmittal prior to the ADS Qualification Date. If ADSs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

      Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act, which are referred to collectively as “Eligible Institutions.” Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs tendered therewith and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal or (2) if those ADSs are tendered for the account of an Eligible Institution.

      The term “agent’s message” means a message transmitted by means of the Book-Entry Transfer Facility to, and received by, the receiving agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the system of the Book-Entry Facility tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the purchaser may enforce such agreement against the participant.

      The method of delivery of ADRs and all other required documents is at the sole option and risk of the tendering holders of ADSs. ADRs will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      No alternative, conditional or contingent tenders will be accepted, and no number of underlying preferred shares that would represent a fractional ADSs will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of their ADSs for payment.

      All letters of transmittal, ADRs evidencing ADSs and other required documents delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

      After acceptance by TCP of the preferred shares underlying the ADSs tendered to the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then prevailing exchange rates, net of expenses for converting reais to U.S. dollars) of R$10.70 per preferred share, or R$32.10 per ADS, minus (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs, representing preferred shares purchased in the tender offer (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC, as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification

Dates,” and (3) the holder’s pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to The Bank of New York, as depositary under the deposit agreement governing the TCO ADS program. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders for which preferred shares underlying those ADSs are purchased in the tender offer will receive the purchase price for the preferred shares purchased in the tender offer underlying the ADSs they tendered in cash by check or, in the case of ADSs held through the Book-Entry Transfer Facility, by means of delivery of funds to the account maintained at the Book-Entry Transfer Facility by the participant that has tendered the ADSs.

      If an ADS holder tenders ADSs but the underlying preferred shares are not accepted for payment for any reason (including, without limitation, any pro rata reduction of preferred shares accepted in the tender offer as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates”), ADRs evidencing those ADSs will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the ADSs, as applicable, or, in the case of ADSs transferred through the Book-Entry Transfer Facility, the unpurchased ADSs will be credited to the account at the Book-Entry Transfer Facility from which they were tendered as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the ADSs, as applicable.

      A tender of ADSs to the receiving agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of its ADSs, all those ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to submit a tender of ADSs to the receiving agent on the beneficial owner’s behalf before the ADS Qualification Date.

     Guaranteed Delivery of ADSs

      If an ADS holder desires to tender ADSs pursuant to the offer and cannot deliver those ADSs and all other required documents to the receiving agent by the ADS Qualification Date or that holder cannot complete the procedure for delivery by book-entry on a timely basis, those ADSs may nevertheless be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this offer to purchase is received by the receiving agent (as provided below) by the ADS Qualification Date; and

•	the ADRs evidencing the ADSs (or a confirmation of a book-entry transfer of such shares into the receiving agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed letter of transmittal with any required signature guarantee or an agent’s message and any other documents required by the letter of transmittal, are received by the receiving within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the receiving agent and must include a guarantee by an Eligible Institution in the form set forth in that Notice.

     Direct Participation in the Tender Offer

      As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to The Bank of New York, as depositary under TCO’s ADS program, at 101 Barclay Street, New York, New York 10286, the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program.

      If an ADS holder surrenders ADSs and receives the underlying preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See Section 14 — “Certain Legal and Regulatory Matters — Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

      After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares whose shares are registered at CBLC. The Brazilian representative must follow all the steps set forth below under “— Holders of Shares Through CBLC.” The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify for the tender offer on its behalf no later than the Share Qualification Date in the manner described in “— Direct Holders of Preferred Shares.”

      Tendering the preferred shares underlying the ADSs and participating directly in the tender offer allows holders to benefit from withdrawal rights as to the tender offer through the Expiration Date. However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary without any assurance that the preferred shares withdrawn from the ADS program will not be subject to proration. In addition, upon the redeposit of preferred shares into TCO’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

     Questions

      Questions by an ADS holder regarding procedures and requirements for tendering ADSs in the tender offer may be directed to:

The Bank of New York

Tender & Exchange Department
101 Barclay Street
Receive and Deliver Window, Street Floor
New York, NY 10286
Telephone: 1-800-507-9357

     Direct Holders of Preferred Shares

      A holder of preferred shares must, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share Qualification Date, either personally or by means of a duly appointed proxy, contact any broker authorized to conduct trades on the São Paulo Stock Exchange, present the documentation listed below and ask the broker to tender its shares in the auction on its behalf. To tender a holder’s shares, the holder’s broker must, no later than 11:00 a.m., New York City time, on the Expiration Date, transfer the shares to Account No. 7105-6 at CBLC, which is an account opened in the name of every shareholder and maintained by CBLC for the purpose of the tender offer. Shareholders must pay any fee or commission charged by their broker.

      There are two methods of holding preferred shares of TCO: through CBLC and through Banco ABN Amro Real, TCO’s transfer agent. CBLC is the custodian for preferred shares of TCO that are traded on the São Paulo Stock Exchange, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in TCO shares under Resolution No. 2,689/00 of the National Monetary Council, for example, hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

      Holders of preferred shares through Banco ABN Amro Real should ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares on their behalf. Before it will accept an order to transfer shares to a broker, Banco ABN Amro Real will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, Banco ABN Amro Real will not transfer the shares. It is the responsibility of any shareholder through Banco ABN Amro Real to ensure that the information it provides to its broker is consistent with that in Banco ABN Amro Real’s records. It is also the shareholder’s responsibility to contact a broker sufficiently in advance of the Qualification Date to ensure that Banco ABN Amro Real can transfer the shareholder’s shares to the custody of CBLC for deposit in the account specified above before the Share Qualification Date.

      Any holder that does not know whether it holds its shares through CBLC or Banco ABN Amro Real S.A. should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and Brasilcel cannot guarantee whether the holder would be able to make that change in time to participate in the tender offer.

      Shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If the shareholder wishes to trade shares that have been transferred to the CBLC account specified above, the shareholder must first withdraw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

      In order to qualify for the tender offer, shareholders must present the following documents and any additional information or documents that may be requested by TCP, CBLC, Banco ABN Amro Real or their broker:

•	A shareholder who is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving the residence of the shareholder.

•	A shareholder that is a legal entity must present certified copies of its:

•	certificate of incorporation and bylaws, or other organizational documents;

•	taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on the entity’s behalf.

      Representatives of estates, minors, incapacitated persons and proxies must also present:

•	originals or certified copies of the personal documents mentioned above for the representatives themselves;

•	in the case of representatives of estates, minors and incapacitated persons, originals or certified copies of the judicial authorizations that grant them powers of representation; and

•	in the case of proxies, originals or certified copies of the documents that grant them powers of representation.

     General

      Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from that contact person.

      All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares will be determined by TCP in its sole discretion, which determination shall be final and binding on all parties. TCP reserves the absolute right to reject any and all tenders determined by it not to be in proper form. TCP also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither TCP nor any of its affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. TCP’s interpretation of the terms of the tender offer will be final and binding.

      The tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms of the tender offer, as well as the tendering shareholder’s representation and warranty to TCP that:

•	the shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

•	when the shares are accepted for payment by TCP, TCP will acquire good and unencumbered title to the shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

5.	Withdrawal Rights.

      Shareholders or ADS holders that have qualified for the tender offer may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker who has been instructed to tender shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” including the broker selected by the receiving agent to tender preferred shares underlying ADSs, must withdraw those shares from the CBLC account maintained for the tender offer no later than 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date and the date of the auction. Any tender of shares will be irrevocable after that time. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to allow the broker selected by the receiving agent to withdraw those shares underlying ADSs held by ADS holders who wish to withdraw, a written notice of withdrawal from any ADS holder participating in the tender offer through the receiving agent must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

     Holders of ADSs

      If an ADS holder is participating in the tender offer by tendering its ADSs to the receiving agent, its originally signed written notice of withdrawal must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004 at the address below or, in the case of Eligible Institutions, at the facsimile number below.

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 New York, NY 10286-1248	By Hand or Overnight or Courier: The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286

By Facsimile Transmission (for Eligible Institutions Only):

(212) 815-6433

To confirm facsimile transmission only:
(212) 815-6212

      Any such notice of withdrawal must:

•	specify the name of the person that tendered the ADSs to be withdrawn;

•	in the case of a tender by book-entry transfer, specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing his election to have such ADSs tendered;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such ADSs were tendered (including any required signature guarantees); and

•	specify the ADSs to be withdrawn, if not all of the ADSs tendered by the holder.

      If an ADS holder withdraws ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the ADSs or, in the case of ADSs transferred through the Book-Entry Transfer Facility, the properly withdrawn ADSs will be credited into the receiving agent’s account at the Book-Entry Transfer Facility pursuant to book-entry transfer procedures and such ADSs will be credited to an account maintained with the Book-Entry Transfer Facility for the ADSs as soon as practicable after the proper withdrawal of the ADSs. Properly withdrawn ADSs may be retendered by following the procedures described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares” at any time on or prior to the ADS Qualification Date.

      Please note that any ADS holder that wishes to preserve its effective right to withdraw up until the Expiration Date must surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Direct Participation in the Tender Offer.”

     Direct Holders of Preferred Shares

      If a shareholder directly holds preferred shares, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender shares on its behalf in sufficient time to enable the broker to withdraw its shares from the CBLC account maintained for the tender offer no later than 11:00 a.m., New York City time, on the Expiration Date and must provide any documentation required by the broker.

     General

      In addition, in accordance with Section 14(d)(5) of the Exchange Act, shareholders that have tendered shares may withdraw those shares at any time after October 30, 2004 if the auction has not occurred before that date by communicating their request to withdraw their shares in the manner described above.

      Even if TCP extends the tender offer, is delayed in accepting shares for payment pursuant to the tender offer for any reason or is unable to accept shares for payment pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described in this section, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the tender offer to the extent required by law. See Section 1 — “Terms of the Offer; Expiration Date and Qualification Dates.”

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by TCP, in its sole discretion, whose determination will be final and binding. Neither TCP nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of tendered shares may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders that have properly withdrawn tendered shares may re-qualify those shares for the tender offer at any time before the Share Qualification Date by following the procedures described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.” ADS holders that have properly withdrawn their ADSs from the tender offer may retender those ADSs to the receiving agent at any time before the ADS Qualification Date by following the procedures described in that section.

6.	Conditions to the Tender Offer.

      Notwithstanding any other provisions of this offer to purchase and in addition to (and not in limitation of) any rights TCP may have to extend, amend or terminate the tender offer, TCP will not be required to accept for payment or pay for, and may delay payment for any TCO preferred shares, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before 8:00 a.m., New York City time on the Expiration Date, any of the following shall have occurred:

(1)	the businesses, conditions, income, operations or share ownership of TCO or its direct or indirect subsidiaries become subject to a material adverse change as a result of the occurrence of any of the following events:

•	the issuance of any act by any governmental organ of the executive, legislative or judicial powers that:

•	questions, restricts or limits the ability of TCP to carry out the tender offer for shares of TCO, hold shares of TCO, not acquire additional shares of TCO, exercise the rights inherent thereto or receive distributions thereunder;

•	terminates or amends the terms and conditions of any licenses, authorizations or concessions granted for the conduct of the businesses of TCO or its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of TCO or any of its direct or indirect subsidiaries;

•	reduces tariffs or rates for services charged by TCO or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden TCO or its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the inflow or outflow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest inside or outside Brazil;

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or the occurrence of any other external factor that causes significant damage to:

•	the infrastructure, communication systems or the rendering of public services in the states in which the subject company or any of their direct or indirect subsidiaries renders services or in any other relevant areas of Brazil; or

•	the assets of the subject company or any of their direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(2)	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs issued by TCO on the São Paulo Stock Exchange or the New York Stock Exchange for more than 24 hours;

(3)	a decrease of 20% or more, as of the closing of any trading session, of the value of the São Paulo Stock Exchange index known as IBOVESPA, expressed in U.S. dollars (converted in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the “Central Bank,” through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of publication of the Notice of Material Fact relating to the tender offer, which value was 7.814 points, in U.S. dollars;

(4)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the real in relation to the U.S. dollar (in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of the Notice of Material Fact relating to the tender offer, which value was R$2.9508;

(5)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates that adversely affects or impedes the consummation of the tender offer by TCP;

(6)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes TCP from carrying out the tender offer or imposes an obligation to buy or sell shares issued by TCO; or

(7)	the making of comments by the SEC as to the materials filed in the United States related to the tender offer (including the Schedule TO of which this offer to purchase is a part and the exhibits to the Schedule TO) that adversely affect or impede the consummation of the tender offer by TCP.

      This tender offer is not subject to any conditions other than those specified above.

      TCP is entitled to waive on or more of these conditions, in whole or in part, at any time and from time to time until 8:00 a.m., New York City time, on the Expiration Date, to the extent permitted by law.

      In addition, under Brazilian law, TCP is permitted to terminate or modify the terms of the tender offer if a substantial and unforeseeable change in the facts and circumstances existing on the date of this offer to purchase has occurred that materially increases the risks assumed by TCP in connection with the tender offer. If such an event occurs, TCP will issue a Notice of Material Fact clarifying whether the tender offer is to continue, and on what conditions, or whether the tender offer will have no more effect.

7.	Source and Amount of Funds.

      The total amount of funds required by TCP to purchase the maximum number of preferred shares subject to the tender offer, before fees and expenses, is estimated to be approximately R$902 million. TCP initially intends to pay for the shares it purchases in the tender offer through indebtedness but has not finally determined whether it will fund the tender offer through existing credit facilities or otherwise. However, the tender offer is not subject to receipt of financing. Following the tender offer, TCP will evaluate its capital structure and consider its alternatives, including a possible capital increase if required to reduce its levels of indebtedness. However, TCP has made no decision as to the manner of refinancing this indebtedness.

8.	Certain Tax Consequences.

     Certain United States Federal Income Tax Consequences

      The following summary describes certain U.S. federal income tax consequences of the tender offer for preferred shares of TCO. The discussion set forth below is only applicable to U.S. Holders (as defined below) who tender preferred shares of TCO (including preferred shares underlying the TCO ADSs) in the tender offer. Except where noted, it deals only with preferred shares of TCO held as capital assets and does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended, or the “Code” (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, holders who have a functional currency other than the U.S. dollar, and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal tax consequences of the tender offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

      If a partnership holds preferred shares of TCO, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such preferred shares, the holder is urged to consult its tax advisors regarding the tax consequences of the tender offer.

      As used in this subsection “— Certain United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of preferred shares of TCO that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     Consequences of the Tender Offer

      The receipt of cash in exchange for preferred shares of TCO pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of preferred shares of TCO will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the preferred shares exchanged. Gain or loss must be calculated separately for each block of preferred shares exchanged by the U.S. Holder. Subject to the discussion under “— Passive Foreign Investment Company Rules,” such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the preferred shares are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      The amount of any cash paid in reais will equal the U.S. dollar value of the reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder, regardless of whether the reais are converted into U.S. dollars. If the reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as ordinary income or loss.

     Section 306

      If a U.S. Holder tenders preferred shares that qualify as “Section 306 stock” as defined in Section 306 of the Code, such holder’s tax consequences may be different than those described above. Such holders should consult their own tax advisors with respect to their preferred shares of TCO and the application of the rules thereto under Section 306 of the Code.

     Passive Foreign Investment Company Rules

      Based on the projected composition of its income and valuation of its assets, including goodwill, TCP does not believe that TCO will be in the current year, or has been in 1998 or any subsequent taxable year, a passive foreign investment company (“PFIC”), although there can be no assurance in this regard. PFIC status, moreover, is a factual determination that is made annually. Accordingly, it is possible that TCO may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year due to changes in valuation or composition of its income or assets. If TCO is or was a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

      In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

      The asset test is based on the average of the value of TCO’s assets for each quarter during the taxable year. If TCO owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

      In determining that TCP does not believe that TCO is a PFIC in the current year, TCP is relying on TCO’s projected capital expenditure plans and projected revenue for the current year. In addition, TCP’s determination is based on a current valuation of TCO’s assets, including goodwill. In calculating goodwill, TCP has valued TCO’s total assets based on TCO’s total market value, which, in turn, is based on the market value of TCO’s shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the U.S. Internal Revenue Service, or “IRS,” may challenge the valuation of TCO’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued TCO’s goodwill based on the market value of TCO’s shares, a decrease in the price of its shares may also result in TCO becoming a PFIC.

      If TCO is or was a PFIC for any taxable year during which a U.S. Holder holds its TCO preferred shares, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the tender offer. Under these special tax rules (i) the gain will be allocated ratably over the U.S. Holder’s holding period for the TCO preferred shares, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCO was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

      If a U.S. Holder holds TCO preferred shares in any year in which TCO is classified as a PFIC, such holder would be required to file IRS Form 8621.

      In certain circumstances, a U.S. Holder, in lieu of being subject to the special tax rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the tender offer will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisors about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

      U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCO preferred shares if TCO is or has been considered a PFIC in any taxable year.

     Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends or interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

     Certain Brazilian Tax Consequences

      The following discussion summarizes the principal Brazilian tax consequences of the disposition of TCO’s preferred shares by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes, or a “U.S. holder” for purposes of this subsection “— Certain Brazilian Tax Consequences,” including a disposition of preferred shares in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of TCO shares in the tender offer.

      According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

      Gains realized outside Brazil or in Brazil by a U.S. holder or a non-Brazilian holder on disposition of TCO’s preferred shares or by an ADS holder on the disposition of ADSs representing TCO’s preferred shares may be taxed at 25%, 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•	Gains realized by a U.S. holder or a non-Brazilian holder through transactions on Brazilian stock exchanges, including the disposition of preferred shares of TCO in the tender offer, are generally subject to tax at a rate of 20%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the “CMN Regulations,” as described below.

•	Gains realized by a U.S. holder and a non-Brazilian holder in a transaction conducted off of a stock exchange are subject to tax at a rate of 15%, or 25% if the beneficiary is located in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments).

•	Gains realized by a U.S. holder and a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges, including the disposition of preferred shares of TCO in the tender offer, or by an ADS holder, if the proceeds obtained from the disposition of the underlying preferred shares on a Brazilian stock exchange are remitted outside Brazil within five business days of the cancellation of the applicable ADS, are not subject to tax unless the beneficiary is located in a tax haven jurisdiction, in which case the applicable tax rate is of 20%. There can be no assurance that the receiving agent will be able to remit proceeds to ADS holders within such five-day period. If the receiving agent does not do so, the ADS holder will be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a U.S. holder and a non-Brazilian holder under CMN Regulations will be maintained.

      The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in reais realized on the sale or exchange and the acquisition cost measured in reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of shares registered as an investment with the Central Bank has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into reais at the commercial market rate on the date of the sale or exchange.

      Other Brazilian Taxes. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

      A financial transaction tax, or the “IOF tax,” may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities, or “IOF/ Títulos tax,” even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Títulos tax with respect to TCO’s shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

      In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the “CPMF tax,” will be imposed on distributions in respect of shares in the event that these distributions are converted into U.S. dollars and remitted abroad by the applicable custodian. The CPMF will be in effect until December 31, 2007 at the rate of 0.38%. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions and the related remittance of funds abroad are exempt from the CPMF tax.

9.	Accounting Treatment of the Tender Offer.

      Under Brazilian accounting practices, the acquisition of preferred shares of TCO in the tender offer will be recorded by TCP at the book value of the shares acquired. The difference between the purchase price and the book value of this minority interest, if any, will be recorded as goodwill. Goodwill is generally amortized over a five- to ten-year period on a straight-line basis, based on the estimated future profitable operations of the underlying entity.

      Under U.S. generally accepted accounting principles, or “U.S. GAAP,” the acquisition of preferred shares of TCO in the tender offer will be recorded using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, “Business Combinations,” and the related interpretations. Under the purchase method of accounting, the purchase price of this minority interest is allocated to the proportional amount of the underlying assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of the minority interest over the net amount assigned to assets acquired and liabilities assumed, if any, is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life but is subject to assessment for impairment at least annually by applying a fair value-based test.

10.	Certain Information About the Shares.

      The principal market on which the preferred shares of TCO are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbol “TCOC4.” ADSs representing preferred shares of TCO are traded on the New York Stock Exchange under the ticker symbol “TRO.” Each ADS represents 3,000 preferred shares of TCO. As of July 31, 2004, there were 257,206,308,185 preferred shares (including preferred shares underlying ADSs) and 37,674,907 ADSs issued and outstanding.

      The following table sets forth, for the calendar quarters indicated, the low and high sales prices for lots of 1,000 preferred shares and for the ADSs.

	Preferred
	Shares		ADSs

	Low	High	Low	High

	(reais)		(U.S. dollars)
2002
1st Quarter	4.36	5.79	5.40	7.45
2nd Quarter	3.58	5.07	3.85	6.50
3rd Quarter	2.36	4.20	2.20	4.46
4th Quarter	2.85	4.90	2.27	4.24
2003
1st Quarter	3.90	5.73	3.28	5.01
2nd Quarter	5.19	5.90	4.90	6.17
3rd Quarter	4.90	7.67	4.74	7.86
4th Quarter	7.33	10.47	7.55	10.55
2004
1st Quarter	8.88	11.77	9.03	12.35
2nd Quarter	9.50	10.80	7.10	12.00
3rd Quarter (through August 30, 2004)	8.02	9.43	8.11	9.60

Source:	São Paulo Stock Exchange, New York Stock Exchange (through Reuters)

11.	Certain Information About TCP, TCO and Their Parent Companies.

      The following chart shows the parent companies of TCO, including TCP, as of the date of this offer to purchase. The percentages in bold italics refer to voting share capital, and the percentages not in bold italics refer to total share capital.

*	Portugal Telecom directly holds one share, or less 0.01%, of Brasilcel. That share is included in the percentage held by PT Móveis shown on this chart.

**	TCO currently holds treasury shares representing 4.5% of voting share capital and 1.5% of total share capital.

      Brasilcel. Brasilcel is a joint venture of Telefónica Móviles, Portugal Telecom and PT Móveis and is managed on an equal basis by those companies. Brasilcel was created pursuant to a strategic agreement signed by Portugal Telecom and Telefónica Móviles in January 2001 to create a cellular services company in Brazil that would aggregate all of the parties’ investments in cellular telecommunications businesses in Brazil to the extent permitted under Brazilian law. After receiving regulatory approval, the Telefónica group and the Portugal Telecom group contributed the shares of several cellular communications companies to Brasilcel in December 2002. See Section 12 — “Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements — Transactions and Arrangements Concerning Preferred Shares — Joint Venture Arrangement.” Brasilcel holds controlling interests in several Brazilian telecommunications companies, including TCO, Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A. and Tele Leste Celular Participações S.A.. Brasilcel is incorporated under the laws of The Netherlands under the name Brasilcel N.V. Its corporate domicile is located at Strawiskylaan, 3105, 1077 ZX, Amsterdam, The Netherlands.

      Intertelecom. Intertelecom is incorporated under the laws of Brazil under the name Intertelecom Ltda. The principal business of Intertelecom is as a holding company for a portion of Brasilcel’s interest in Portelcom Participações, which holds a portion of Brasilcel’s interest in TCP. Its principal executive offices are located at Av. Roque Petroni Júnior, 1464 — Morumbi, São Paulo, SP, Brazil. Its telephone number is (55) 21 2586-6596.

      Portelcom Participações. Portelcom Participações is incorporated under the laws of Brazil under the name Portelcom Participações S.A. The principal business of Portelcom Participações is as a holding company for a portion of Brasilcel’s investment in TCP. Its principal executive offices are located at Av. Brigadeiro Faria Lima, 2277, 15th Floor, Suite 1503, 01452-000 São Paulo, SP, Brazil. Its telephone number is (55) 11 3039-8016.

      PTelecom Brasil. PTelecom Brasil is incorporated under the laws of Brazil under the name PTelecom Brasil S.A. The principal business of PTelecom Brasil is as a holding company for a portion of Brasilcel’s interest in Portelcom Participações, which holds a portion of Brasilcel’s interest in TCP. Its principal executive officers are located at Rua Cubatão, 320, 4th Floor, São Paulo, SP, Brazil. Its telephone number is (55) 11 3039-8001.

      Portugal Telecom. Portugal Telecom is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais under the laws of the Republic of Portugal under the name Portugal Telecom, SGPS, S.A. The principal business of Portugal Telecom is, through its subsidiaries, the provision of wireline services, including fixed lines, data and business solutions and internet related services; cellular telecommunications services in Portugal and Brazil; multimedia services including TV programming, film distribution and screening, newspaper publishing and distribution, radio programming and provisioning of cable internet; and sale of telecommunications equipment. Its principal executive offices are located at Avenida Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal. Its telephone number is (351) 21 500-1701.

      PT Móveis. PT Móveis is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais under the laws of the Republic of Portugal under the name PT Móveis, SGPS, S.A. PT Móveis is a subsidiary of TMN. The principal business of PT Móveis is as a holding company for Portugal Telecom’s investment in Brasilcel and in Medi Telecom, which provides cellular telecommunications services in Morocco. Its principal executive offices are located at Avenida Álvaro Pais, 02, 1649-041, Lisbon, Portugal. Its telephone number is (351) 21 791-4400.

      TCO. TCO is corporation engaged, directly and through its subsidiaries, in cellular telecommunications businesses in Brazil. TCO, directly and through its subsidiaries, provides cellular telecommunications services in Brazil’s Federal District and in the Brazilian states of Acre, Amazonas, Amapá, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Pará, Rondônia, Roraima and Tocantins. TCO is incorporated under the laws of the Federative Republic of Brazil under the name Tele Centro Oeste Celular Participações S.A. Its principal executive offices are located at SCS — Quadra 2, Bloco C, 226, 7 andar, 70302-916, Brasília, DF, Brazil. Its telephone number is (55) 61 3962-7717.

      TCP. TCP is a corporation engaged, through its subsidiaries, in cellular telecommunications businesses in Brazil. It controls TCO, Telesp Celular S.A., Global Telecom S.A. and their respective subsidiaries. TCP’s subsidiaries, other than TCO, provide cellular telecommunications services in the Brazilian states of São Paulo, Paraná and Santa Catarina. TCP is incorporated under the laws of the Federative Republic of Brazil under the name Telesp Celular Participações S.A. Its principal executive offices are located at Av. Roque Petroni Júnior, 1464 — Morumbi, São Paulo, SP, Brazil 04707-000. Its telephone number is (55) 11 5105-1207.

      Telefónica. Telefónica is incorporated under the laws of Spain under the name Telefónica, S.A. The principal business of Telefónica is, through its subsidiaries, the provision of fixed line and cellular telecommunications services, data transmission services and audiovisual content and media services in Spain, Latin

America and other regions. Its principal executive offices are located at Gran Vía, 28, 28013, Madrid, Spain. Its telephone number is (34) 91 584-0306.

      Telefónica Internacional. Telefónica Internacional is incorporated under the laws of Spain under the name Telefónica Internacional S.A. Telefónica Internacional is a subsidiary of Telefónica. The principal business of Telefónica Internacional is, through its subsidiaries, the provision of fixed line telecommunications services in Latin America. Its principal executive offices are located at Gran Via 28, 7th Floor, Madrid, Spain, 28013. Its telephone number is (34) 91 362-6607.

      Telefónica Móviles. Telefónica Móviles is incorporated under the laws of Spain under the name Telefónica Móviles, S.A. Telefónica Móviles is a subsidiary of Telefónica, S.A. Telefónica Móviles, S.A. is a holding company that provides cellular telecommunications services through subsidiaries and investments in Spain, Morocco and Latin America. Telefónica Móviles manages all the cellular assets of the Telefónica Group. Its principal executive offices are located at C/ Goya, 24, 28001, Madrid, Spain. Its telephone number is (34) 91 423-4400.

      TMN. TMN is a limited liability holding company, organized under the laws of the Republic of Portugal, under the name TMN — Telecomunicações Móveis Nacionais S.A. TMN is a subsidiary of Portugal Telecom. The principal business of TMN is the provision of cellular telecommunications services in Portugal. Its principal executive offices are located at Avenida Álvaro Pais, 02, 1649-041 Lisbon, Portugal. Its telephone number is (351) 21 791-4400.

      Directors and Executive Officers. The name, business address and business telephone number of the directors and executive officers of these companies (other than PTelecom Brasil and Intertelecom, which do not control Portelcom Participações) are set forth in Schedule 1 hereto.

      During the last five years, TCO and TCP have not, and, to the knowledge of TCP, none of Brasilcel, Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom, Portelcom Participações, PTelecom Brasil, Intertelecom or any of the persons listed on Schedule 1 hereto has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

      Where You Can Find More Information About TCP and TCO. TCP and TCO file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

      TCP and TCO are also subject to the informational requirements of the Brazilian Securities Commission and the São Paulo Stock Exchange and file reports and other information relating to their businesses, financial condition and other matters with the Brazilian Securities Commission and the São Paulo Stock Exchange. TCP and TCO have also made certain information relating to the transaction available on the Internet site http://www.vivo.com.br/ri, but that information is not incorporated by reference into this offer to purchase.

12.	Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements.

     Interests of Directors, Executive Officers and Certain Controlling Persons

      Each of TCP, Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom may be deemed to be beneficial owners pursuant to the Exchange Act of the 111,583,149,861 common shares of TCO, or 86.2% of TCO’s common shares, and the 2,400,100 preferred shares of TCO, or 0.0% of TCO’s preferred shares held directly by TCP.

      The management of TCO holds an aggregate of approximately 132,622 common shares of TCO, or 0.0% of TCO’s common shares, and approximately 53,943 preferred shares, or 0.0% of TCO’s preferred shares. These shares may be held by directors and executive officers of TCP, Brasilcel, Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom, Portelecom Participações, Ptelecom Brasil or Intertelecom to the extent such persons are also members of management of TCO. See Schedule 1 to this offer to purchase. In addition, directors and executive officers of TCP, Brasilcel, Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom, Portelcom Participações, Ptelecom Brasil and/or Intertelcom own an additional 6,703 common shares and 14,432 preferred shares. Other than as described in the preceding sentences, to TCP’s knowledge, none of the directors or executive officers of TCP, Brasilcel, Telefónica, Telefónica Móviles, Portugal Telecom, Telefónica Internacional, TMN or PT Móveis, or any associate of these companies or their directors and executive officers beneficially owns any common shares or preferred shares of TCO. None of TCP’s subsidiaries beneficially owns any common shares or preferred shares of TCO, except that TCO itself holds 5,791,393,886 common shares of TCO in treasury, or 4.5% of TCO’s common shares.

      TCP has sole power to vote or to dispose of the common shares and preferred shares of TCO it holds directly. Brasilcel, as controlling shareholder of TCP, may be deemed to have sole power to vote or to dispose of the common shares of TCO held by TCP.

      Pursuant to the joint venture arrangement described below under “— Transactions and Arrangements Concerning Preferred Shares — Joint Venture Arrangement,” Telefónica Móviles, on one hand, and Portugal Telecom and PT Móveis, on the other hand, have equal voting rights in Brasilcel, the controlling shareholder of TCP. Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom therefore each may be deemed to share the power to vote or to dispose of preferred shares of TCO held directly and indirectly by TCP. TCP, Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom disclaim membership in a group within the meaning of Section 13(d)(3) of the Exchange Act.

Transactions and Arrangements Concerning Preferred Shares

      None of TCP or any of its subsidiaries has effected any transaction in the preferred shares of TCO in the past 60 days, except that in connection with the corporate restructuring by TCO described below under “— Past Contacts, Transactions, Negotiations and Agreements — Significant Corporate Events.” To TCP’s knowledge, none of Brasilcel, Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, Telefónica Internacional, TMN or PT Móveis, or any director or executive officer of TCP, TCP’s subsidiaries (including TCO), Brasilcel, Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis, or any associate of TCP or TCO, has effected any transactions in the preferred shares of TCO in the past 60 days.

      Except as described below, TCP and its subsidiaries (including TCO) are not, and to TCP’s knowledge, none of Brasilcel, Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis or any of the directors or executive officers of TCP, TCP’s subsidiaries (including TCO), Brasilcel, Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis is, a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of TCO’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Joint Venture Arrangement

      On January 23, 2001, Telefónica Móviles, Portugal Telecom and PT Móveis agreed to create a joint venture to consolidate Telefónica Móviles’ cellular businesses in Brazil with those of Portugal Telecom. Under this joint venture framework agreement, each of the Telefónica group and the Portugal Telecom group agreed to contribute to a 50:50 joint venture certain of its cellular businesses in Brazil, including interests in operating companies and holding companies that own cellular licenses in Brazil, as well as other assets or business that are operated for the benefit of those companies. This joint venture resulted in the formation of Brasilcel, the controlling shareholder of TCP.

      On October 17, 2002, Telefónica Móviles, on the one hand, and Portugal Telecom and PT Móveis, on the other, entered into the definitive stockholders’ agreement and subscription agreement that implemented the joint venture framework agreement signed in January 2001. In accordance with these definitive agreements, Telefónica Móviles and the Portugal Telecom group have the same voting rights in Brasilcel. This equality in voting rights will continue to exist even if either party’s economic and voting interest is diluted below 50%, but not lower than 40%, as a consequence of a capital increase. The equality in voting rights will cease to exist if the percentage of ownership of one of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, which would be obliged to buy (directly or through another company), all of Portugal Telecom’s ownership interest in Brasilcel. This right expires on December 31, 2007. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital stock of Brasilcel.

      Also, in accordance with the definitive agreements, the Portugal Telecom group would be entitled to sell to Telefónica Móviles, which would be obligated to buy, all of Portugal Telecom’s ownership interest in Brasilcel should there be a change in control at Telefónica, Telefónica Móviles or any subsidiary of the latter that holds a direct or indirect ownership interest in Brasilcel. Similarly, Telefónica Móviles would be entitled to sell to the Portugal Telecom group, which would be obliged to buy, its ownership interest in Brasilcel if there is a change of control at Portugal Telecom, PT Móveis or any other subsidiary of either company that holds a direct or indirect ownership interest in Brasilcel.

      The definitive agreements established that the parties to the agreements shall transfer to Brasilcel all of their direct or indirect ownership interests in equity securities, whether voting or non-voting, in cellular properties in Brazil, including any such interests obtained from future acquisitions of Brazilian cellular properties by those parties.

      On December 27, 2002, following the agreements entered into on October 17, 2002 and after having obtained the necessary authorization from the Brazilian authorities for the contribution, Telefónica Móviles and PT Moveis contributed to Brasilcel all the shares held directly or indirectly by the two groups in their cellular communications companies in Brazil.

Past Contacts, Transactions, Negotiations and Agreements

Transactions

      Communication and Service Agreements. TCO has entered into transactions with other companies controlled by TCP and its affiliates for the use of their networks and long distance (roaming) cellular communications and the apportionment of general corporate and administrative services. The principal transactions with unconsolidated related parties are as follows:

•	Use of network and long-distance (roaming) cellular communications: These transactions involve companies owned by the same controlling group of Vivo, such as Telerj Celular S.A. (R$0.130 million in gross loss in 2003), Telest Celular S.A. (R$0.012 million in gross profit in 2003), Telebahia Celular S.A. (R$0.059 million in gross loss), Telergipe Celular S.A. (R$0.020 million in revenues in 2003), and Celular CRT S.A. (R$0.020 million in gross profit in 2003). A portion of these transactions were based on contracts between Telebrás and the operating concessionaires before privatization under terms established by the Agência Nacional de Telecomunicações — ANATEL, the Brazilian telecommunications regulatory agency.

•	Apportionment of general and administrative expenses among the companies operating under the brand name Vivo (R$24.0 million in net expenses in 2003).

Significant Corporate Events

      On April 25, 2003, TCP acquired 64.0% of the common shares of TCO from Fixcel S.A. for approximately R$1,505.6 million, corresponding to R$19.48719845 per each lot of 1,000 shares acquired. As of December 31, 2003, TCP had paid R$1,355.7 million of the total amount, and the remaining will be paid in installments. Following its acquisition of control of TCO, TCP appointed a new board of directors of TCO.

      On October 9, 2003, TCP launched a tender offer for the remaining common shares of TCO in compliance with Brazilian law. The acceptance period ended on November 18, 2003, and TCP acquired 74.2% of the outstanding available common shares at a price of R$16.73 per 1,000 common shares. The total purchase price for the new shares amounted to R$538.8 million. TCP also announced the intention to launch an exchange offer for the remaining shares of TCO through which TCP would have become the sole shareholder of TCO. This transaction would have been followed by a merger of TCO into TCP. After the launch of the exchange offer, however, the Brazilian Securities Commission raised questions regarding the compliance of the transaction with Brazilian law. Although TCP and TCO believed, and continue to believe, that the exchange offer complied with applicable law, TCP and TCO decided to terminate the exchange offer in January 2004. At July 31, 2004, TCP held 86.2% of the common shares of TCO, representing a 28.9% interest in TCO (not including the 4.5% of TCO’s common shares held in treasury by TCO, representing 1.5% of TCO’s total share capital).

      On June 30, 2004, the shareholders of TCO, at an extraordinary general shareholders’ meeting, approved the corporate reorganization of TCO and its subsidiaries Telegoiás Celular S.A., Telems Celular S.A., Telemat Celular S.A., Teleacre Celular S.A. and Teleron Celular S.A. The purpose of the restructuring was to provide for (1) an improvement in the cash flow of TCO and its subsidiaries, resulting from the transfer of a tax benefit corresponding to R$511 million from TCP to TCO, generated by the amortization of goodwill in the amount of R$1,503 million upon the acquisition of control of TCO and its subsidiaries by TCP in 2003, and (2) a simplification of the corporate structure of TCO’s subsidiaries, whose minority shareholders received shares issued by TCO of the same class for the shares held by them respectively in TCO’ subsidiaries. These subsidiaries of TCO have become wholly owned subsidiaries of TCO. TCP holds a credit in the amount of the tax benefit transferred to TCO. To the extent TCO uses this tax benefit in the future, TCO would undertake a capital increase that would enable TCP to capitalize the amount of the tax benefit used by TCO. The remaining shareholders of TCP would have the right to subscribe for additional shares in the capital increase to maintain their participation in TCO’s share capital.

      In addition, in connection with the corporate reorganization of TCO and its subsidiaries, TCP agreed to deliver preferred shares of TCO that it holds to minority shareholders of TCO’s subsidiaries who would otherwise have been entitled to receive a fractional preferred share in the reorganization.

                  Conflicts of Interest

      Certain of the members of the board of directors and executive officers of TCO are also board members and/or executive officers of TCP, the controlling shareholder of TCO or its affiliates. See Schedule 1 to this offer to purchase.

13.	Effects of the Tender Offer on the Market for Preferred Shares and ADSs.

      The number of shares that TCP is offering to acquire has been determined to allow TCP to increase its participation in TCO without suppressing the liquidity of the remaining shares of those classes for purposes of Brazilian laws and regulations, in particular Instruction No. 361 dated March 5, 2002 of the Brazilian Securities Commission. The purchase of preferred shares of TCO by TCP in the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of TCO shareholders. These reductions may reduce the volume of trading in TCO preferred shares and ADSs representing TCO preferred shares after completion of the tender offer. Shareholders may be able to sell non-tendered preferred shares in the future on the São Paulo Stock Exchange or otherwise at a net price higher or lower than the purchase price in the tender offer, and holders of ADSs may be able to sell ADSs in the future on the New York Stock Exchange at a net price higher or lower than they might obtain by participating in the tender offer.

      However, TCP anticipates that there will be a sufficient number of preferred shares of TCO and ADSs representing preferred shares of TCO outstanding and publicly traded after completion of the tender offer to ensure a continued trading market for those shares. Based on the regulations of the Brazilian Securities Commission and the New York Stock Exchange, TCP does not believe that its purchase of preferred shares in the tender offer will cause the remaining outstanding preferred shares to be delisted from the São Paulo Stock Exchange or to cause the remaining ADSs to be delisted from the New York Stock Exchange.

      The TCO ADSs are now “margin securities” under the rules of the Board of Governors of the U.S. Federal Reserve System. This classification has the effect of, among other things, allowing brokers to extend credit to their customers using the ADSs as collateral. TCP believes that, after the purchase of preferred shares under the tender offer (including preferred shares received upon the surrender of ADSs), the ADSs remaining outstanding will continue to be margin securities for purposes of the U.S. Federal Reserve Board’s margin rules and regulations.

      The TCO preferred shares are registered under the Exchange Act, which requires, among other things, that TCO furnish certain information to its shareholders and the SEC. TCP believes that its purchase of preferred shares in the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

      There will be no change in the rights of holders of preferred shares as a result of the tender offer.

14.	Certain Legal and Regulatory Matters.

      General. TCP is not aware of (1) any license or other regulatory permit that appears to be material to the business of TCP or any of its subsidiaries, including TCO, that might be adversely affected by the purchase of preferred shares by TCP in the tender offer or (2) any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required before the purchase of preferred shares by TCP in the tender offer. Should any such approval or other action be required, it is TCP’s present intention to seek that approval or action. TCP does not currently intend, however, to delay the purchase of preferred shares pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, TCP may be required to delay the acceptance for payment of or payment for shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to the business of TCP, TCO or their respective subsidiaries.

      Antitrust. The purchase of the preferred shares by TCP pursuant to the tender offer is not subject to the approval of Brazilian antitrust authorities.

      Registering Under Resolution No. 2,689/00. The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The depositary under TCO’s ADS program holds an electronic registration for the preferred shares underlying the TCO ADSs.

      Any ADS holder that wishes to participate directly in the tender offer, as described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Directo Participation in the Tender Offer,” rather than tendering ADSs through the receiving agent must withdraw the preferred shares it wishes to tender from the TCO ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council.

      Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors who are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See Section 8 — “Certain Tax

Consequences — Certain Brazilian Tax Consequences.” Nevertheless, securities trading is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the Brazilian Securities Commission.

      A foreign portfolio investor under Resolution No. 2,689/00 must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the Brazilian Securities Commission. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the Brazilian Securities Commission;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

      Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the Brazilian Securities Commission.

      If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs and withdrawing the preferred shares. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the underlying preferred shares, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

      Instruction No. 361. Public tender offers in Brazil are regulated under Instruction No. 361, dated March 5, 2002, of the Brazilian Securities Commission. Under Instruction 361, if the Brazilian Securities Commission determines that a tender offer by a controlling shareholder or a person acting with a controlling shareholder leads to a suppression of the liquidity of the shares of the applicable class, the offeror may be required to launch a tender offer for all remaining publicly held shares or to sell the excess within the period set forth in the Instruction.

15.	Fees and Expenses.

      TCP will not pay any fees or commissions to any broker, dealer or other person for soliciting the tendering of preferred shares to TCP pursuant to the tender offer.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by TCP for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous.

      Although the tender offer is open to all holders of TCO preferred shares, this offering document is intended solely for holders of TCO preferred shares who are residents in the United States and holders of ADSs representing TCO preferred shares. Separate offering materials in Portuguese are being simultaneously made available to holders of preferred shares who are not residents of the United States through publication in Brazil as required by Brazilian law. TCP is not aware of any jurisdiction where the making of the tender offer or the election to tender common or preferred shares in connection therewith would not be in compliance with the laws of that jurisdiction. If TCP becomes aware of any jurisdiction in which the making of the tender offer or the election to tender preferred shares in connection therewith would not be in compliance with applicable law, TCP will make a good faith effort to comply with any such law. If, after such good faith effort, TCP cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of preferred shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of TCP by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If, within a period of one year from the date of the auctions:

•	an event occurs that requires TCP to effect a mandatory public tender offer for the applicable class of shares of TCO under Instruction CVM No. 361 of March 5, 2002 of the Brazilian Securities Commission;

•	TCP effects another public tender offer for the applicable class of shares shares of TCO; or

•	a corporate event occurs that would have permitted the holders of the applicable class of shares of TCO whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of TCO at the time of that corporate event,

TCP has agreed to pay in reais to each holder of the applicable class of shares of TCO whose shares were purchased in this tender offer the difference, if any, between:

•	the price per share of the applicable class that the holder would have the right to receive by virtue of the events described in the three bullet points above that has occurred; and

•	the price per share that such holder received for the sale of shares of that class to TCP in this tender offer, monetarily adjusted at the Brazilian Taxa Referencial — TR rate from the date of payment for those shares in this tender offer to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversions of that class of share capital into another class.

      In addition, in the event that TCO carries out a corporate transaction whereby its shareholders receive shares of another public company within one year from the date of the auctions, TCP has agreed to pay to the holders of outstanding shares of the applicable class of TCO whose shares were purchased in this tender offer the difference, if any, between:

•	the price per share that such holder received from the sale of shares of that class to TCP in this tender offer, monetarily adjusted at the Brazilian Taxa Referencial — TR rate and in accordance with applicable law from the date of payment for those shares in this tender offer to the date of consummation of that corporate transaction and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversions of that class of share capital into another class; and

•	the greater of:

•	the weighted average price per share on the stock exchange for shares of that class or type of shares that are delivered to the shareholders of TCO as a result of such corporate transaction, calculated based on the period of 30 days before the announcement of that transaction; and

•	the weighted average price per share on the stock exchange for shares of that class or type of shares that are delivered to the shareholders of TCO as a result of such corporate transaction, calculated based on the period of 60 days before the announcement of that transaction.

      No person has been authorized to give any information or make any representation on behalf of TCP not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

      TCP has filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C.

20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

TELESP CELULAR PARTICIPAÇÕES S.A.

Dated: September 1, 2004

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE

OFFICERS OF TCP, TCO AND CERTAIN OF THEIR AFFILIATES

1.	Directors and Executive Officers of TCP.

      The following table sets forth the name and position of each director and executive officer of TCP. The current business address of each person is at SCS — Quadra 2, Bloco C, 226, Edifício Telebrasília Celular — 7 Andar, Brasília, D.F., Brazil, 70319-900, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with TCP unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Felix Pablo Ivorra Cano(1)	Director	President of the Board of Directors of TCP; President of the Board of Directors of Telefónica Móviles; Member of the Board of Directors of Telecomunicações de São Paulo S.A, Brasilcel N.V., Tele Leste Celular Participaçoes, S.A., Celular CRT Participaçoes, S.A., Tele Sudeste Celular Participaçoes, S.A., Telesp Celular Participaçoes, S.A., Tele Centro Oeste Celular Participaçoes, S.A., Telefónica Móviles SAC Perú, Telefónica Móviles Perú Holding, S.A. and MobiPay International, S.A. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A.
Shakhaf Wine(2)	Director	Director of Portugal Telecom S.G.P.S.; Member of the board of directors of each of Brasilcel N.V., Telesp Celular Participações S.A., Tele Centro Oeste Participações S.A., Tele Sudeste Participações S.A., Celular CRT Participações S.A., Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. Telegoiás Celular S.A., Universo Online S.A. and Bancol Net S.A. since 2004; Director of Investment Banking and a relationship manager for European clients in the Global Telecommunications Group of Merrill Lynch International from 1998 until 2003; Senior Associate Director in the Latin American and Telecommunications Groups of Deutsche Morgan Grenfell from 1993 until 1998; foreign exchange trader of Banco Icatu and dealer to the Brazilian Central Bank from 1991 until 1993.
Fernando Xavier Ferreira(2)	Director	Chief Executive Officer of the Telefónica Group in Brazil; Member of the Board of Directors of Brasilcel, N.V., Tele Sudeste Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Celular CRT Participações, S.A., Tele Centro Oeste Participaçoes, S.A. and Telesp Celular, S.A.; Member of ANATEL in 1998; General Director of Telebrás from 1995 to 1998; President of the Board of Directors of Embratel from 1995 to 1998 and Telesp S.A. from 1995 to 1998; President of Telecomunicações do Paraná S.A. Telepar from 1997 to 1999; Vice President of

Name	Positions Held	Principal Occupation and Business Experience

Paraná S.A. Telepar from 1979 to 1987. He has been a member of the Latin America Committee of the New York Stock Exchange and the Global Infrastructure Commission.
Luis Miguel Gilpérez López(1)	Director	Executive Director of the International Area of Telefónica Móviles S.A. Member of the Board of Directors of Medi Telecom, S.A., Telefónica Móviles México, S.A. de C.V., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações, S.A. Celular CRT Participações S.A., Telesp Celular Participações, S.A. Tele Centro Oeste Celular Participaçoes, S.A. Executive Chairman of MobiPay International S.A. He joined the Telefónica group in 1981.
Ernesto Lopez Mozo(1)	Director	Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A.; Member of the Board of Directors of Telefónica Móviles de España, S.A., Mobipay International, S.A., Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Telesp Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participaçoes, S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações, S.A.; Senior Manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies.
Ignacio Aller Mallo(1)	Director	Chief Operating Officer of Telefónica Móviles S.A., Member of the Board of Directors of Telefónia Móviles México, S.A. de C.V., Member of the Board of Directors of Brasilcel N.V., Member of the Board of Directors of Telesp Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participaçoes, S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações, S.A. since 2003; Chief Operating Officer of Telefónica Móviles S.A. since 2003. He has held several positions at Telefónica de Espana since 1967.
Zeinal Abedin M. Bava(3)	Director	Chief Financial Officer of Portugal Telecom, SGPS, S.A. since 2000; Chief Executive Officer of TV Cabo Portugal, S.A. since March 2004; Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since May 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Chairman of the Board of Directors of Previsao — Sociedade Gestora de Fundos de Pensoes, S.A. since March 2003; Chairman of the Board of Directors of PT Serviços de Gestão, S.A. since February 2003; Member of the Board of Directors of Tele Sudeste Participações S.A. since 2003; Member of the Board of Directors of CRT Celular Participações S.A. since 2003; Member of the Board of Directors of Tele Leste Participações S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A. since 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002;

Name	Positions Held	Principal Occupation and Business Experience

Vice-Chairman of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since November 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of BEST — Banco Electronico de Servico Total, S.A. since May 2001; Member of the Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (formerly Portugal Telecom Internacional, SGPS, S.A.) from 2000 until 2002; Director and Relationship Manager for Portugal of Merrill Lynch International from 1998 until 1999.
Carlos Manuel L. Vasconcellos Cruz(3)	Director	Chief Executive Officer of Portugal Telecom Investimentos Internacionais — Consultoria Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Contact — Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from June 2002 until May 2003; Member of Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of Telesp Celular Participações S.A. since 2001; Member of the Board of Directors of Tele Sudeste Celular Participações, S.A. since 2003; Member of the Board of Directors of CRT Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Leste Celular Participações, S.A., since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A. since 2003; Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002; President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001; Executive Board Member of PT Prime, SGPS, S.A. from 2000 until 2001; Invited Professor of Universidade Católica Portuguesa and ISCTE for Post-Graduate Courses and MBA Program from 2000 until 2001; Member of World Board of Dun & Bradstreet Corporation, Executive Vice-President of Dun & Bradstreet Corporation, President and Chief Executive Officer of D&B GMC, Executive Vice President of D&B Europe, President and Chief Executive Officer of D&B Iberia, Vice President of Trans Union España Credit

Name	Positions Held	Principal Occupation and Business Experience

Burear S/A from 1997 until 1999; Senior Vice-President of Dun & Bradstreet Corporation, Senior Vice-President of Dun & Bradstreet Europe, President and Chief Executive Officer of D&B Iberia & Middle West, Vice-President of A.P.E.I.N. (Associação Portuguesa de Empresas de Informação de Negócio) in 1996; President & Chief Executive Officer of Dun & Bradstreet Ibéria in 1995; President and Chief Executive Officer of Dun & Bradstreet Portugal, Vice-President of Associação Portuguesa para a Qualidade from 1990 until 1993; President of “European Customer Service group” of Dun & Bradstreet in 1992; General Director of Dun & Bradstreet France in 1989; General Director of Sales of Dun & Bradstreet France in 1988; Commercial Director of Dun & Bradstreet Portugal in 1987; National Director of Sales of Dun & Bradstreet Portugal in 1986; Director of Sales Department of Dun & Bradstreet Portugal in 1985; Senior Economist of LEASEINVEST from 1983 until 1985; Economist of Finance Ministry of Portugal from 1978 until 1983.
Eduardo Perestrelo Correia de Matos(3)	Director	President of Portugal Telecom Brasil S.A.; Member of the Board of Directors of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and Telesp Celular Participações S.A. since 2003; Member of the Board of Directors of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002.

Pedro Manuel Brandão Rodrigues(3)	Director	Member of the Board of Directors and Executive Officer of Telecomunicações Móveis Nacionais — TMN, since 2003. Member of the Board Directors of PT Móveis, S.G.P.S., S.A., since 2000. Member of the Board of Directors of Brasilcel N.V. since 2003. Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and Telesp Celular Participações S.A. since 2003. President of the Permanent Offset Committee since 2003. Member of the Working Group on Public Service Television in 2002. Elected Member of Parliament for Lisbon in 2002 (IX Legislature). Professor at Instituto Superior Técnico from 1987 to 2000. Member of the Board and Member of the Executive Committee of Banco Mello and Banco Mello de Investimentos from 1994 to 2000. Permanent Member of the Financial International Union (UIF) Consulting Committee from 1994 to 2000.

Àntónio Gonçalves de Oliveira(2)	Director	Member of the Board of Directors of Previ; Member of the Social and Economic Development Council of the Brazilian Government, Member of the Board of Directors of the Small and Medium Company Working Group sponsored by the Brazilian Government; Coordinator of the international integration foreign trade committee of the Small Company Permanent Forum sponsored by the Brazilian Government; Coordinator for the Small Company National Seminar; Vice-President of the Brazilian Businessmen Association for

Name	Positions Held	Principal Occupation and Business Experience

Market Integration (ADEBIM); Member of the orientation and steering council of Banco do Povo do Estado de São Paulo and President of the decision council of the National Employee Association.

Francisco José Azevedo Padinha(3)	Chief Executive Officer	Chief Executive Officer of each of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.; Chairman of the Board of Directors of each of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, SGPS, S.A.; Vice Chairman of the Board of Directors of PT Ventures S.A.; Member of the Board of Directors of PT Comunicações S.A.; Member of the scientific committee of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da Área de Lisboa, S.A.; Chairman of the Board of Directors of Prymesys — Soluções Empresariais S.A.; Manager of the central department for research and development of Companhia Portuguesa Rádio Marconi, S.A., from 1989 until 1992 and from 1992 until 1994; Chief executive officer of PT Prime SGPS, S.A. from 2000 to 2001; Member of the board of directors of Portugal Telecom from 1994 until 2002.

Fernando Abella García(1)	Executive Vice President for Finance, Planning and Control and Investors Relations Officer	Executive Vice President for finance, planning and control of each of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.. Investor Relations Officer of Tele Sudeste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A. and Tele Leste Celular Participações S.A.; Executive Vice President for IT and Product and Service Engineering of Tele Centro Oeste Celular Participações S/A; Member of the Board of Directors of Telefónica Factoring do Brasil Ltda. From 1994 until 1997, Mr. Garcia worked as an external consultant for the Telefónica Group in several different areas. Since joining the Telefónica Group in 1997, he has served in different positions in the financial and strategic planning areas in Spain and Brazil. He was also a member of the Board of Directors of Telefónica Móviles S.A.C. in Peru, Telefónica Móvil S.A. in Chile, Telefónica Móviles El Salvador, S.A. de C.V. in El Salvador and Telefónica Centroamérica Guatemala, S.A. in Guatemala.
Paulo Cesar Pereira Teixeira(2)	Executive Vice President for Operations	Executive Vice President for operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. From 1980 until 1987, Mr. Teixeira performed several

Name	Positions Held	Principal Occupation and Business Experience

different managerial duties in Companhia Riograndense de Telecomunicações S.A.-CRT and was also a member of the Board of Directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás Group.
Javier Rodríguez Garcia(1)	Vice President for Technology and Networks	Executive Vice President for technology and networks of each Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.. From 1986 until 1988, Mr. García worked at INDELEC — Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular S.A. and Telest Celular S.A.
Guilherme Silverio Portela Santos(3)	Vice President for Customers	Executive Vice President for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.; Executive manager at PT Móveis, SGPS, S.A.. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo’98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade.
Luis Filipe Saraiva Castel-Branco de Avelar(3)	Executive Vice President for Marketing and Innovation and Vice President for IT and Product and Service Engineering	Executive Vice President for IT and product and service engineering of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.. In 1989, 1991 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in

Name	Positions Held	Principal Occupation and Business Experience

telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the president of Telesp Celular Participações S.A. for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director at the internet and e-commerce business unit at the same company.
José Carlos de la Rosa Guardiola(1)	Vice President for Regulatory Matters and Institutional Relations	Executive Vice President for regulatory matters and institutional relations of each of Telesp Celular Participações S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of vice president of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular S.A. and Telergipe Celular S.A. He is also member of the Board of Directors of Saint Gobain, France, National Semiconductors, USA end NEC Eletronics, Japan.

(1)	Spanish citizen.

(2)	Brazilian citizen.

(3)	Portuguese citizen.

2.	Directors and Executive Officers of Brasilcel.

      The following table sets forth the name and position of each director and executive officer of Brasilcel. The current business address of each person is at Strawiskylaan, 3105, 1077 ZX, Amsterdam, The Netherlands, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Brasilcel unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Zeinal Abedin M. Bava(1)	Director	See “Directors and Executive Officers of TCP.”
Álvaro José Roquette Morais(1)	Director	Director and Chief Operating Officer of PT Investimentos Internacionais since March 2004. Director and Chief Operating Officer of PT Comunicações from June 2002 until March 2004. Chief Executive Officer of PT Prime from June 2002 until March 2004. Executive Vice President of Sales and Marketing of Telesp Celular from April 2001 until June 2002. Chief Executive Officer of Tradecom Latin America (PT Group) from September 2000 until April 2001. President and Chief Executive Officer of D&B Spain from January 1999 until September 2000. Chief Executive Officer of Transunion Spain from January 1999 until

Name	Positions Held	Principal Occupation and Business Experience

September 2000. Deputy General Manager and Sales and Marketing Director of D&B Spain in 1998.
Carlos Manuel de Lucena e Vasconcellos Cruz(1)	Director	Chief Executive Officer of Portugal Telecom Investimentos Internacionais — Consultor ia Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Tele Sudeste Participações S.A. since 2003; Member of the Board of Directors of CRT Celular Participações S.A. since 2003; Member of the Board of Directors of Tele Leste Participações S.A., since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A. since 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of Telesp Celular Participações S.A. since 2001; Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004; Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Contact — Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; Member of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from June 2002 until May 2003; Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002; President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001; Executive Board Member of PT Prime, SGPS, S.A. from 2000 until 2001; Invited Professor of Universidade Católica Portuguesa and ISCTE for Post-Graduate Courses and MBA Program from 2000 until 2001.
Harry Dirk Hilbert Moraal(2)	Director	Senior Client Relationship Manager in ABN AMRO Trust in Amsterdam from 1999 until 2004; Head Client Relationship Department member in ABN AMRO Trust in Amsterdam since 2004.
Paul Johannes Antonius Wilbrink(2)	Director	Senior Account Manager at ING Trust (Nederland) B.V. from 1999 until 2000; Lawyer at Nationale-Nederlanden from 2000 until 2002; Team Manager at ING Trust (Nederland) B.V. from 2002 until 2004; Senior Client Relationship Manager since 2004 at ABN AMRO Trust Company (Nederland) B.V.
Hendrik Justus Wirix(2)	Director	Deputy manager and Chief Legal Counsel at ABN AMRO Trust Company (Nederland) B.V. since 1991.
Lara Ieka Runne(2)	Director	Corporate lawyer for ABN AMRO Trust Company (Nederland) B.V. since November 2003; Junior account manager trust at MeesPierson Trust (Curacao) N.V. from

Name	Positions Held	Principal Occupation and Business Experience

2002 until 2003 and in 2001; Marketing sales and assistant at MeesPierson Trust (Curacao) N.V. in 2002; Worked in sales and marketing for a resort at Curacao from 2000 to 2001.
Marcus Antonius Joseph Pessel(2)	Director	Financial Officer and Corporate Officer of ING Trust (Nederland) B.V. from 1997 until 2000 and from 2000 until 2002; Account Manager at Sheltons Trust & Corporate Services in 2002; Senior Client Relationship Manager since 2002 at ABN AMRO Trust Company (Nederland) B.V.
Carlos David Maroto Sobrado(3)	Director	Executive Managing Director of Telefónica Europe B.V. since March 2002. Member of the Board of Directors of Telefónica Europe B.V., Atento N.V. and Brasilcel N.V. Manager of Corporate Financing & Documentation Department of Telefónica S.A. from March 2000 until March 2002. Senior Analyst in Financing and Derivatives in Financing and Debt-Capital Structure of Telefónica S.A. from 1999 until March 2000.
Antonio Pedro de Carvalho Viana Baptista(1)	Director	Member of the Board of Directors of Telesp Celular Participações S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Centro Oeste Participações S.A. and Celular CRT Participações S.A. since 2003; Member of the Board of Directors of Telefónica de Argentina, S.A. since 2003, Chairman of the Board of Directors of Telefónica Móviles España, S.A. since 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Chief Executive Officer of Telefónica Móviles, S.A. since 2002; Member of the Board of Directors of Telesp, S.A. since 2001; Supervisory Board Director of Emergia Holding N.V. since 2000; Member of the Board of Directors of Telefónica de España, S.A. since December 2000; Member of the Board of Directors of Telefónica, S.A. since 2000; Member of Patronato of Fundación Telefónica since 1999; Member of the Board of Directors of Telefónica Datacorp, S.A.U. since 1998; Member of the Board of Directors of Telefónica Perú Holding since 1998; Member of the Board of Directors of CTC Chile since 1998; Member of the Board of Directors of Telefónica Internacional, S.A. since 1998.
Ignacio Aller Mallo(3)	Director	See “Directors and Executive Officers of TCP.”
Félix Pablo Ivorra Cano(3)	Director	See “Directors and Executive Officers of TCP.”
Ernesto Lopez Mozo(3)	Director	See “Directors and Executive Officers of TCP.”
Robertus Hendrikus Lukas de Groot(2)	Director	Account manager from 1995 until 2000, Senior Account Manager from 2000 to 2003 and Senior Client Relationship Manager since 2003 at ABN AMRO Trust Company (Nederland) B.V.
Alexander Daniël de Vreeze(2)	Director	Head of Commercial Organization and member of management team of ABN AMRO Trust Company (Nederland) B.V. since 1998.
Fernando Xavier Ferreira(4)	Director	See “Directors and Executive Officers of TCP.”
Eduardo Perstrelo Correia de Matos(1)	Director	See “Directors and Executive Officers of TCP.”

Name	Positions Held	Principal Occupation and Business Experience

Pedro Manuel Brandão Rodrigues(1)	Director	See “Directors and Executive Officers of TCP.”
Paul Jozef Schmitz(2)	Director	Senior Account Manager of ABN AMRO Trust Company (Nederland) B.V. since 1993.
Benjamin de Koe(2)	Director	Account manager from 1998 until 2002, Senior Client Relationship Manager from 2002 to 2004 and Client Accounting Officer and Client Relationship Manager in 2004 at ABN AMRO Trust Company (Nederland) B.V.
Luis Miguel Gilperez López(3)	Director	See “Directors and Executive Officers of TCP.”
J.C.W. van Burg(2)	Director	Regional Manager Private Banking from 1999 until 2001, Senior Vice President Business Development in 2001 and 2002, Senior Vice President Group Audit in 2002 and 2003 and Managing Director since 2003 at ABN AMRO Trust Company (Nederland) B.V.
C.J.P. Kluft(2)	Director	Various positions in ABN AMRO Bank N.V. since 1974; Assistant to the Head of the Legal Department of ABN AMRO Bank Trust Company.
Shakhaf Wine(4)	Director	See “Directors and Executive Officers of TCP.”

(1)	Portuguese citizen.

(2)	Dutch citizen.

(3)	Spanish citizen.

(4)	Brazilian citizen.

3.	Directors and Executive Officers of TCO.

      The following table sets forth the name and position of each director and executive officer of TCO. The current business address of each person is SCS — Quardra 2, Bloco C, 226, Edifício Telebrasília Celular — 7 andar, Brasília, D.F., Brazil, 70319-900. Each position set forth opposite an individual’s name refers to a position with TCO unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Felix Pablo Ivorra Cano(1)	Chairman	See “Directors and Executive Officers of TCP.”
Fernando Xavier Ferreira(3)	Director	See “Directors and Executive Officers of TCP.”
Ernesto Lopez Mozo(1)	Director	See “Directors and Executive Officers of TCP.”
Ignacio Aller Mallo(1)	Director	See “Directors and Executive Officers of TCP.”
Zeinal Abedin M. Bava(2)	Director	See “Directors and Executive Officers of TCP.”
Carlos Manuel L. Vasconcellos Cruz(2)	Director	See “Directors and Executive Officers of TCP.”
Eduardo Perestrelo Correia de Matos(2)	Director	See “Directors and Executive Officers of TCP.”
Pedro Manuel Brandão Rodrigues(2)	Director	See “Directors and Executive Officers of TCP.”
Sergio Assenço Tavares dos Santos(2)	Chief Executive Officer and Executive Vice President of Operations	Chief Executive Officer and Executive Vice President for Operations of Tele Centro Oeste Participações. Served as Manager of the Suppliers Development and Coordination Department of Telebrás, Coordinator of the Special Projects Technical Office of Telebrasília, Manager of the Advance Telecommunictions Business Unit and Engineering Director of Telebrasília.
Luis André Carpintero Blanco(2)	Executive Vice President for Finance, Planning and Control and Investors Relations Officer	Chief Executive Officer and Executive Vice President for Operations of Tele Centro Oeste Participações. Executive Officer for Business and Finance of Norte Brasil Telecom S.A. from 1999 to 2000; Served as Manager of the Finance Department of Tele Centro Oeste Celular Participações; Worked in several positions at Banco Boa Vista Inter Atlântico (associated to Crédit Agricole) and as Manager at Banco Espírito Santo from 1997 to 1999.
Antonio Carlos Haidamus Monteiro(3)	Vice President for Technology and Networks and Customers	Vice President for Technology, Networks and Customers of Tele Centro Oeste Participações S.A. He has worked at Tele Centro Oeste Participações S.A. since 1999; Executive Officer for Coordination and Operations since December 2001. Executive Vice President for Norte Brasil Telecom S.A. since 1999.
Roberto Iunes Brito(3)	Executive Vice President for Marketing and Innovation	Executive Vice President for Marketing and Innovation of Tele Centro Oeste Participações S.A. Regional Executive Officer of Telems Celular S.A. from 1998 to 2001. Manager in the Finance Department, Assistant of the Administrative-Finance Department, Manager of the Economic and Financial Planning Department and Manager of the Mobile Communications Department of Telecommunicações do Mato Grosso do Sul S.A. from 1982 to 1998.
Fernando Abella García(3)	Vice President for IT and Product and Service Engineering	See “Directors and Executive Officers of TCP.”

Name	Positions Held	Principal Occupation and Business Experience

Getúlio Nery Cardoso(3)	Vice President for Regulatory Matters and Institutional Relations	Executive Officer of Tele Centro Oeste Participações S.A. since 1999. Worked in the Foreign Exchange Department at the Central Bank of Brazil and in the Production Engineering area at Petroleo Brasileiro S.A. — PETROBRAS. Served as a member of the Industrial Development Department at Telebras. Served as Commercial Manager for the Central-Western region of Brazil at Splice.

(1)	Spanish citizen.

(2)	Portuguese citizen.

(3)	Brazilian citizen.

4.	Directors and Executive Officers of Telefónica.

      The following table sets forth the name and position of each director and executive officer of Telefónica. The current business address of each person is Gran Via, 28, 28013, Madrid, Spain, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica unless otherwise indicated. Each person listed below is a Spanish citizen except Miguel Horta e Costa and Antonio Viana Baptista, who are Portuguese citizens.

Name	Positions Held	Principal Occupation and Business Experience

César Alierta Izuel	Chairman of the Board of Directors and Chief Executive Officer	Executive Chairman and Chairman of Board of Directors of Telefónica since 2000; Chairman of Tabacalera S.A., currently named Altadis, and member of the Executive Committee of Altadis from June 1996 to 2000; Chairman and founder of Beta Capital; Chairman of the Spanish Financial Analysts’ Association from; Member of the Board of Directors and Standing Committee of the Madrid Stock Exchange; Director of Telefónica Internacional (TISA), Plus Ultra, Terra, Iberia and Logista, a subsidiary of the Altadis group.
Isidro Fainé Casas	Director	Vice-Chairman of the Board of Directors of Telefónica; General Manager of La Caja de Ahorros y Pensiones de Barcelona (“la Caixa”); Financial Analyst and academic at the “Real Academia de Ciencias Económicas y Financieras”.
José Antonio Fernández Rivero	Director	Vice-Chairman of the Board of Directors of Telefónica; Member of the Board of Directors of Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), Iberdrola, S.A., Banco de Crédito Local de España, S.A. and Chairman of Adquira, S.A.; Responsible and General Manager for the Systems and Operations Division for the BBVA Group from 1999 until 2003.
Jesús María Cadenato Matia	Director	Member of the Board of Directors of Telefónica. He joined Banco Bilbao in 1977, where he held several key management positions in the head office and within the retail branch network. Currently represents BBVA on the boards of directors of Iberia Cards and Uno-e Bank.
Maximino Carpio Garcia	Director	Member of the Board of Directors of Telefónica, S.A.; Member of the Economic and Social Council, a Spanish government advisory entity; Member of the Advisory Committee of Abengoa, S.A.; Dean of the Economics faculty of Universidad Autónoma de Madrid from 1992 to

Name	Positions Held	Principal Occupation and Business Experience

1995; Head of the Department of Economics and Public Finance from 1984 to 1992 at the Universidad Autónoma de Madrid.
Carlos Colomer Casellas	Director	Member of the Board of Directors of Telefónica. Chairman of the Colomer Group and Chief Executive Officer; Director of Altadis, S.A.; Chief Operating Officer of INDO, an import-export company; Director of Cataluña for Banco Santander Central Hispano; Director of Hospital General de Cataluña; Member of the Advisory Committee of CVC Capital Partners.
Alfonso Ferrari Herrero	Director	Director of CTC Chile S.A. and Telefónica del Perú. From 1995 to 2000, he was Executive Chairman of Beta Capital, S.A. and prior to that he served on several Boards of Directors representing the Banco Urquijo where he was a partner from 1985.
José Fernando de Almansa Moreno-Barreda	Director	Member of the Board and President of the International Affairs Committee of the Board at Telefónica S.A.; Member of the Board at Telefónica Móviles S.A., Telefónica de Argentina S.A., Telefónica del Perú S.A, Telecomunicaçoes de Sao Paulo S.A., and BBVA Bancomer Mexico; Chief of the Royal Household of His Majesty King Juan Carlos I, from 1993 to 2002; Personal Adviser to His Majesty the King. Spanish Diplomatic Corps; Chief Director for Eastern European Affairs and Atlantic Affairs Director in the Spanish Foreign Affairs Ministry; Counsellor to the Spanish Permanent Representation to NATO, in Brussels; Deputy General Director for Eastern Europe Affairs in the Spanish Foreign Affairs Ministry.
Gonzalo Hinojosa Fernández de Angulo	Director	Member of the Board of Directors of Telefónica. Chairman and Chief Executive Officer of Cortefiel, S.A.; Director of Banco Central Hispano Americano and a director of Portland Valderribas from 1991 through 2002. Director of Altadis.
Miguel António Igrejas Horta e Costa	Director	See “Directors and Executive Officers of Portugal Telecom.”
Pablo Isla Âlvarez de Tejera	Director	Member of the Board of Directors of Telefónica. Chairman of the Board of Directors of Altadis, S.A. and Logista, S.A.. General Secretary of Banco Popular Español from 1998 until 2000; Chairman of the Board of Grupo Altadis and Co-Chairman of Telefónica, S.A. since July 2000. Director of Iberia Lineas Aereas de España, S.A and Mutua Madrileña.
Luis Lada Díaz	Director, General Manager of Development, Planning and Regulation	General Manager for Development, Planning and Regulatory Affairs of Telefónica; Deputy General Manager for Technology, Planning and International Services from when he left the Telefónica Group to join Amper Group, a telecommunications systems and equipment manufacturer; General Manager for Planning and Control; Chief Executive Officer of Telefónica Móviles de España S.A.; Chairman and President of Telefónica Móviles, S.A. from August 2000 until July 2002. Member of the Board of Directors of Telefónica Móviles, S.A. since 2000, Telefónica Internacional S.A. and Sogecable S.A.

Name	Positions Held	Principal Occupation and Business Experience

José Fonollosa García	Director	Member of the Board of Directors of Telefónica. Represents BBVA on the Board of Directors of BBVA BHIF (Chile), Provida (Chile), BBVA Banco Provincial (Venezuela) and Bradesco (Brasil). Chief International Officer of BBVA, Chief Financial Officer, head of the Latin American retail banking division among other responsibilities.

Antonio Massanell Lavilla	Director	Member of the Board of Directors of Telefónica. Senior Executive Vice President of Caja de Ahorros y Pensiones de Barcelona and a member of the Boards of Directors of Port Aventura, S.A. and Baqueira Beret, S.A.; President of Servihabitat, e-laCaixa, S.A. and Internet Global Congress (IGC). As a representative of Caja de Ahorros y Pensiones de Barcelona, he has worked with the Telefónica Group in the deployment of Caja de Ahorros y Pensiones de Barcelona’s corporate telecoms network.

Enrique Used Aznar	Director	Member of the Board of Directors of Telefónica. Chairman of AMPER, S.A. and AmperProgramas; Deputy Chairman of Medidata (Brazil); Chairman of Telefónica Latinoamérica, S.A., Telefónica Móviles, S.A., Estratel and Telefónica Investigación y Desarrollo, S.A.; Deputy Chairman and Chief Executive Officer of Telefónica Publicidad e Información and Compañía Telecomunicaciones de Chile; Member of the Board of Directors of Telefónica de Argentina, ATT Network System International and Ericsson (Spain).

Mario Eduardo Vázquez	Director	Member of the Board of Directors of Telefónica. President of Telefónica de Argentina, Telefónica Móviles Argentina, S.A., Telefónica Comunicaciones Personales, S.A., Atento Argentina, S.A. and Adquira Argentina, S.A.; Chairman of the Board of Directors of Rio Compania de Seguros, S.A.; Director of Banco Río de la Plata, S.A., Ríobank International, Corporación Metropolitana de Finanzas, S.A., Heller Financial Argentina, S.A., Heller-Sud Servicios Financieros, S.A., Motorcare Argentina, S.A., Acsa Loss Control, S.A. and Central Puerto, S.A., Indra SI S.A..

Antonio Pedro de Carvalho Viana Baptista	Director	See “Directors and Executive Officers of Brasilcel.”

Gregorio Villalabeitia Galarraga	Director	Member of the Board of Directors of Telefónica. Member of the Board of Directors of Gas Natural, S.A., Iberia Líneas Aéreas de España, S.A. and Repsol YPF, S.A.; General Manager of Caja de Ahorros Vizcaína; Chief Executive of Banco Cooperativo Español; Chief Operating Officer of Banco de Crédito Local; Chief Executive Officer of Caja Postal since January 1995. Wholesale Banking General Manager of Argentaria in 1998. General Manager of Global Investment Banking of Banco Bilbao Vizcaya Argentaria (BBVA) from 1999 until 2001; General Manager of the Real Estate and Industrial Group of Banco Bilbao Vizcaya Argentaria (BBVA) since 2001.

Antonio J. Alonso Ureba	Director, General Counsel and Secretary	General Secretary and Secretary to the Board of Directors and Director of Telefónica. Worked on the technical staff of

Name	Positions Held	Principal Occupation and Business Experience

	of the Board	the Madrid Town Council central administration, in the Public Defender’s Office and as director of Legal Services and Secretary to the Board of the Spanish Stock Exchange Commission (Comisión Nacional del Mercado de Valores).

Ramiro Sánchez de Lerín García-Ovies	General Vice Secretary and Vice Secretary to the Board	General Vice Secretary and Vice Secretary to the Board of Directors of Telefónica. Served as “Abogado del Estado” working for the Treasury Internal Revenue in Madrid (delegación de Hacienda de Madrid), assigned to the State Secretariat for the European Communities and later to the Foreign Affairs Ministry. General Secretary and Secretary of the Board of Elosúa, S.A., Tabacalera, S.A., Altadis, S.A. and Xfera Móviles, S.A.. Professor at ICADE, Instituto de Empresa and Escuela de Hacienda Pública, Executive Officers/ Management Team.
Calixto Ríos Pérez	General Manager of Auditing and Management Resources	Chief Financial Officer of Tabacalera, S.A.. Advisor to the Chairmen and Head of Strategy and Planning of Tabacalera/Seita. Corporate General Manager for Institutional Relations of Telefónica. General Manager for Internal Auditing and Communications of Telefónica since 2002.
Santiago Fernández Valbuena	Chief Financial Officer of Telefónica S.A.	General Manager of Finance and Shared Resources of Telefónica since December 2003. Chief Financial Officer of Telefónica since July 2002. Chief Executive Officer of Fonditel (Telefónica’s Pension Assets Manager). President of the Research Commission at the Spanish Institute of Financial Analysts.
Luis Abril Pérez	General Manager for Corporate Communication	General Manager for Corporate Communications at Telefónica. General Director for Banesto from 1994 until 1999 and General Director for Communications for BSCH from 1999 until 2001.
Francisco de Bergia González	General Manager, Assistant to the Chairman of the Board	General Manager and Assistant to the Chairman of the Board of Telefónica. Worked as General Manager of Club Meliá and Deputy Financial Officer of Hoteles Meliá after which he held a number of positions including Vice-President of Marketing for DEFEX (Official Export Agency for Defense Material); Partner General Manager of Apax Partners; Executive Vice-President and Chief Operating Officer for Cabitel (Grupo Telefónica); Head of Institutional Relations for Telefónica de España; Director of Antena 3 Television and Cabitel. Executive Vice-Chairman of Fundación Telefónica since 1999; Director of Amper.
Guillermo Fernández Vidal	General Manager of Subsidiaries	He joined Telefónica in 1987 as Deputy General Manager for large clients of Telefónica. Subsequently he was appointed Assistant Head of Business Communications, Head of Business Communications, General Manager of Businesses and General Public and Chief Operating Officer of Telefónica Data, S.A.

5.	Directors and Executive Officers of Portugal Telecom.

      The following table sets forth the name and position of each director and executive officer of Portugal Telecom. The current business address of each person is Avenida Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Portugal Telecom unless otherwise indicated. Each person listed below is a citizen of Portugal, except Fernando Abril-Matroell Hernandez, who is a Spanish citizen, Pedro Sampaio Malan, who is a Brazilian citizen, and Gerald S. McGowan and Peter Eugene Golob, who are United States citizens.

Name	Positions Held	Principal Occupation and Business Experience

Ernâni Rodrigues Lopes	Director, President	Chairman of the Board of Directors of SESC — Sociedade de Estudos Superiores de Contabilidade, S.A. since 2003; Ambassador of Portugal in Bonn from 1975 until 1979; Ambassador of Portugal in Brussels near CEE from 1979 until 1983; Minister of Finance from 1983 until 1985; Managing Partner of SaeR — Sociedade de Avaliação de Empresas e Risco, Lda. since 1998; Managing Partner of Ernâni R. Lopes & Associados, Lda. since 1997; Member of the Consultive Council of Bank of Portugal since 1997; Member of the Consultive Council of Instituto de Crédito Público since 1997; Member of the European Convention in representation of Portugal since 2002; Chairman of the Board of Bio 21, from 1995 until 2001; President of the General Assembly of Gestifer, SGPS, S.A since 1997; President of the General Assembly of Morate — Sociedade de Investimentos Imobiliários, S.A since 1989; President of the General Assembly of Lusotur Sociedade Financeira de Turismo, S.A from 1991 until 1998; President of the General Assembly of Inogi — Inovação Imobiliária, Gestão e Invetimento, S.A since 1989; President of the General Assembly of Socifa — Sociedade de Prestação de Serviços Financeiros e de Administração e Gestão, S.A from 1988 until 1991; Member of the General Board of Telecel from 1991 until 1994; Member of the General Board of Espírito Santo Group since 1996; Member of the Board of Directors of Espírito Santo Resources Ltd since 1990; Vice-President of the Board of Directors of ESPART — Participações Financeiras, SGPS, S.A. from 1990 until 1992; Chairman of the Board of Directors of Escopar — Sociedade Gestora de Participações Sociais, S.A. since 1995; Chairman of the Board of Directors of Espírito Santo Irmãos — Sociedade Gestora de Participações Sociais, S.A. since 1994; Chairman of the Board of Directors of Espírito Santo Property Holding (Portugal) since 1994; Chairman of the Board of Directors of GESTRES — Gestão Estratéegica Espírito Santo, S.A. since 1990; Chairman of the Board of Directors of SFIR — Sociedade de Financiamento e Investimento de Risco, S.A. from 1988 until 1995; Chairman of the Board of Directors of Alcatel — Portugal, Sistemas de Comunicação, S.A. from 1988 until 1995; Chairman of the Board of Directors of CPR — Companhia Portuguesa de Rating, S.A. from 1969 until 2003.
Miguel António Igrejas Horta e Costa	Director, Chief Executive Officer	Chief Executive Officer of Portugal Telecom, SGPS, S.A. since May 28, 2002. Chairman of the Board of Directors of Portugal Telecom Investimentos Internacionais — Consultoria Internacional S.A. since April 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. since February 2004; Chief Executive Officer of PT Comunicações, S.A. since January 2004; Chairman of the Board of Directors of PT Sistemas de Informação, S.A. since January 2004; Chairman of the Board of Directors of

Name	Positions Held	Principal Occupation and Business Experience

PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chairman of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Chairman of the Board of Directors of Fundação Portugal Telecom since March 2003; Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (ex-Portugal Telecom Internacional, SGPS, S.A.) since December 2002; Chairman of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Chairman of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Chairman of the Board of Directors of PT Móveis, SGPS, S.A. and TMN — Telecomunicações Móveis Nacionais, S.A. since June 2002; Chairman of the Board of Directors of PT Comunicações, S.A. since May 2002; Vice-Chairman of the Executive Committee of Portugal Telecom, SGPS, S.A. from April 2000 until May 2002; Vice-Chairman of the Board of Directors of PT Investimentos, SGPS, S.A. from 1999 until June 22, 2001; Vice-Chairman of the Board of Directors of Telesp Celular Participações S.A. from 1998 until November 2000; Vice-Chairman of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. from 2000 until 2002; Member of the Board of Directors of Telesp Participações S.A. from 1998 until November 2000; Member of the Board of Directors of Telesp, S.A. from 1998 until November 2000; Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chief Executive Officer of Portugal Telecom Internacional, SGPS, S.A. from 1998 until 2000; Member of the Board of Directors of Telefónica, S.A. since 1998; Member of the Board of Directors of SIC, S.A. from 1998 until 2000; Member of the Board of Directors of Aliança Atlântica Holdings since 1997; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 1996 until 1997; Vice-Chairman of the Board of Directors of Companhia Portuguesa Rádio Marconi S.A. from 1994 until 1995; Non-executive member of the Board of Directors of Portugália-Companhia de Transportes Aéreos, S.A. since 1993; Vice-Chairman of the Board of Directors of Banco ESSI, S.A. from 1992 until 1994; Non-executive Member of the Board of Directors of BES Investimento, S.A. since 1999; Chairman and member of the Board of Directors of SIBS-Sociedade Interbancária de Serviços, S.A. from 1991 until 1995; Chairman of the Board of Directors of Euroges-Aquisição de Créditos a Curto Prazo, S.A. since 1991; Member of the Board of Directors of Banco Espírito Santo e Comercial de Lisboa from 1990 until 1992; Vice-Chairman of Associação Industrial Portuguesa from 1990 until 1994; Secretary of State for Foreign Trade from 1987 until 1990; Vice-Chairman of the Board of Directors of CTT and TLP from 1984 until 1987; Chairman of the Board of Directors of Companhia Portuguesa Rádio Marconi S.A. from 1982 until 1984; Director-General of CTT from 1981 until 1982.

Name	Positions Held	Principal Occupation and Business Experience

Zeinal Abedin M. Bava	Director, Chief Financial Officer	See “Directors and Executive Officers of TCP.”
Carlos Manuel L. Vasconcellos Cruz	Director	See “Directors and Executive Officers of TCP.”
Iriarte José Araújo Esteves	Director	Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Chief Executive Officer of TMN — Telecomunicações Móveis Nacionais, S.A. since 1998; Chief Executive Officer of PT Móveis, SGPS, S.A. since 2000; Chairman of the Board of Directors of PT Prime — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since February 2004; Chairman of the Board of Directors of PT Acessos de Internet WiFi, S.A. since January 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of PT Prime, SGPS, S.A. since 2002; Member of the Board of Directors of Telesp Celular Participações, S.A. since April 10, 2001; Member of the Board of Directors of Tele Sudeste Participações, S.A. since 2003; Member of the Board of Directors of CRT Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Leste Participações, S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. since 2003; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chairman of the Board of Directors of Telepac from 1991 until 1997; Vice-Chairman of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from 1991 until 1992; Member of the Board of Directors of CTT from 1989 until 1992; Director-General of Telecommunications of CTT from 1986 until 1989; Deputy General Manager of Telecommunications of CTT from 1983 until 1986; Manager of the Telecommunications Business Planning Department of CTT from 1982 until 1983; Regional Telecommunications General Manager of CTT from 1981 until 1982.
Paulo Jorge da Costa Gonçalves Fernandes	Director	Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Sistemas de Informação, S.A. since May 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. from December 2002 until July 2003; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of

Name	Positions Held	Principal Occupation and Business Experience

the Board of Directors of Telesp Celular Participações, S.A. since April 10, 2001; Member of the Board of Directors of Tele Sudeste Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of CRT Celular Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of Tele Leste Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. from January 2003 until July 2003; Chairman of the Board of Directors of PT — Sistemas de Informação, S.A. since 2000; Partner of McKinsey & Company from 1997 until 2000; Member of McKinsey & Company’s Leadership World Groups for the areas of telecommunications and transportation from 1997 to 2000; Senior Advisor of McKinsey & Company from 1991 until 2000; Partner and Manager of Spades, Lda from 1990 to 1991.
Joaquim Aníbal Freixial de Goes	Director	Member of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Member of the Board of Directors of Companhia de Seguros Tranquilidade-Vida, S.A. since 2002; Member of the Board of Directors of BEST — Banco Electrónico de Serviço Total, S.A. since May 2001; Member of the Board of Directors of Banco Espírito Santo, S.A. since 2000; Member of the Board of Directors of BES.COM, SGPS, S.A. since 2000; Chairman of the Board of Directors of E.S. INTERACTION, Sistemas de Informação Interactivos, S.A. since 2000; Member of the Board of Directors of ESDATA, Espírito Santo Data, SGPS, S.A. since 1999; Member of the Board of Directors of CREDIFLASH, SA since 1999; Head of the Strategic Marketing Department of Banco Espírito Santo, S.A. from 1995 until 1999; Head of the Strategic Planning Department of CIMPOR — Cimentos de Portugal, S.A. from 1994 until 1995; Senior Consultant of Roland Berger & Partner from 1992 until 1993; Consultant of Roland Berger & from 1989 until 1992.
Henrique Manuel Fusco Granadeiro	Director	Chief Executive Officer of Lusomundo Media, SGPS, S.A. since 2002; Chief Executive Officer of Diário de Notícias since 2002; Chief Executive Officer of Jornal de Notícias since 2002; Chief Executive Officer of TSF since 2002; Chief Executive Officer of Jornal do Fundão since 2002; Chief Executive Officer of Açoreana Ocidental since 2002; Chief Executive Officer of DN da Madeira since 2002; Chairman of the Board of Directors of Aleluia-Cerâmica Comercio e Indústria S.A since 2001; Member of the Board of Directors of Parfil SGPS S.A. since 2001; Member of the Strategic Council of Banco Finantia since 2001; Member of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since 2001; Chairman of the Board of Directors of Margrimar — Mármores e Granitos S.A since 1999; Chairman of Marmetal — Mármores e Materiais de Construção S.A. since 1999; Member of the Board of Directors of Fundação Eugénio de Almeida during 1992; Member of the Board of Directors of Controljornal SGPS

Name	Positions Held	Principal Occupation and Business Experience

S.A. from 1990 until 2001; Member of the Board of Directors of Sojornal — Sociedade Jornalistica e Editorial S.A from 1990 until 2001; Member of the Board of Directors of Marcepor-Mármores e Cerâmicas de Portugal S.A during 1990; Chairman of Fundação Eugénio de Almeida from 1989 until 1992; President of IFADAP — Instituto Financeiro de Apoio ao Desenvolvimento da Agricultura e Pescas from 1987 until 1990; Delegate Chairman of Fundação Eugénio de Andrade from 1981 until 1987; Member of the Board of Directors of M.N. Tiago, Construções S.A. during 1981; Member of the Board of Directors of Standart Eléctrica during 1981; Ambassador of Portugal near O.C.D.E and Chief of the Civil House of the President of Portugal from 1976 until 1979.
Carlos Alberto de Oliveira Cruz	Director	Member of the Board of Directors of Gerbanca, SGPS, S.A. since March 2003; Chairman of the Board of Directors of Caixa Brasil, SGPS, S.A. since 2001; Vice-Chairman of the Board of Directors of Caixa Geral de Depósitos, S.A. from 2000 until April 2004; Vice-Chairman of the Board of Directors of Caixa-Banco de Investimento, S.A. from 2000 until April 2004; Member of the Board of Directors of Unibanco Holdings, S.A. since 2000; Member of the Board of Directors of Banco de Portugal from 1996 until 2000; Representative of Banco de Portugal at Economic Policy Committee from 1996 until 1998; Member of the Board of Directors of Imoleasing from 1989 until 1996; Member of the Board of Directors of Caixa Geral de Depósitos, S.A. from 1984 until 1989; Head of International Relations Department of Banco Pinto & Sotto Mayor, S.A. from 1982 until 1983; Member of the Board of Directors of the Portuguese Electricity Company from 1977 until 1982; Secretary of State for Economic Coordination from 1976 until 1977; Delegate to OECD Economic Committee from 1973 until 1975.
Jorge Humberto Correia Tomé	Director	Chief Executive Officer of Caixa — Banco de Investimentos, S.A. since 2002; Chairman of the Board of Directors of TREM II — Aluguer de Material Circulante, ACE since 2002; Member of the Board of Directors of Caixa — Banco de Investimentos, S.A. since 2001; Member of the Board of Directors of Caixa Gestão de Patrimónios since 2001; Member of the Board of Directors of Insurance Companies of BANIF Group: Açoreana, O Trabalho, O Trabalho Vida and Pension Fund Companies from 1996 until 2001; Partner of Coopers & Lybrand from 1995 until 1996; Manager of International Division of Banco Pinto & Sotto Mayor, S.A. in 1995; Member of the Board of Directors of Banco Pinto & Sotto Mayor, S.A. from 1994 until 1995; Member of the Board of SULPEDIP/PME Investimentos from 1989 until 1994; Junior Manager and Principal Manager of Capital Market Division of Banco Pinto & Sotto Mayor, S.A from 1985 until 1989; Senior Auditor with Coopers & Lybrand from 1980 until 1983; Junior Economist in IAPMEI (Institute for Small and Medium Companies) from 1979 until 1980.

Name	Positions Held	Principal Occupation and Business Experience

Fernando Maria Costa Duarte Ulrich	Director	Member of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Member of the Board of Directors of SIC since 2000; Member of the Board of Directors of Impresa since 2000; Member of the Board of Directors of Allianz Portugal since 1999; Vice-Chairman of the Board of Directors of BPI-SGPS from 1999 until 2002; Vice-Chairman of the Board of Directors of Banco BPI, S.A. since 1998; Chief Executive Officer of BPI Pensões, S.A. since 1995; Chief Executive Officer of BPI Vida, S.A. since 1991; Chief Executive Officer of BPI Fundos, S.A. since 1990; Vice-Chairman of the Board of Directors of Banco Português de Investimento, S.A. since 1989; Vice-Chairman of the Board of Directors of Banco de Fomento & Exterior, SA from 1996 until 1998; Vice-Chairman of the Board of Directors of Banco Borges & Irmão, SA from 1996 until 1998; Executive Director of Banco Fonsecas & Burnay from 1991 until 1996; Vice-Chairman of the Board of Directors of Banco Fonsecas & Burnay, SA from 1988 until 1996; Executive Director of BPI-Banco Português de Investimento, SA from 1985 until 1989; Deputy Manager of SPI-Sociedade Portuguesa de Investimentos from 1983 until 1985; Chief of the Cabinet of the Minister of Finance from 1981 until 1983; Member of the Secretariat for the External Economic Cooperation of the Ministry of Foreign Affairs from 1979 until 1980; Portuguese Delegation to the OECD, from 1975 until 1979; Head of the Financial Markets Unit of the weekly newspaper “Expresso” from 1973 until 1974.
Fernando Abril-Martorell Hernandez	Director	Member of the Board of Directors of Telecomunicações de São Paulo — Telesp from 2001 until 2003; Chief Operating Officer of Telefónica S.A. from 2000 until 2003; Chief Executive Officer of Telefónica Publicidad e Información from 1999 until 2000; Chief Financial Officer of Telefónica, S.A. from 1997 until 1999; Director-General of Corporate Finance of Telefónica Publicidad e Información from 1997 until 1999; Head of Treasury Department of JP Morgan from 1987 until 1997.
António Pedro de Carvalho Viana Baptista	Director	See “Directors and Executive Officers of Brasilcel.”
Pedro Sampaio Malan	Director	Vice-Chairman of the Board of Directors of Unibanco; Chairman of the Board of Directors of Globex-Ponto Frio; Member of the Consulting Committee of Alcoa Alumínio, S.A.; Minister of Finance in Brazil from 1995 until 2002; Chairman of the Board of Directors of Banco Central do Brasil from 1993 until 1994; Executive Manager of Banco Mundial from 1992 until 1993 and from 1986 until 1990; Executive Manager of Banco Intoramericano de Desenvolvimento from 1990 until 1992.
Patrick Monteiro de Barros	Director	Chairman of the Board of Directors of Telexpress Investments Limited since 2002; Member of the Board of Directors of Tosco Corporation from 1995 until 2001; Member of the Board of Directors of Petrogal, Petróleos de Portugal from 1995 until 2000; Member of the Board of Directors of Espírito Santo Financial Group since 1992;

Name	Positions Held	Principal Occupation and Business Experience

Member of the Board of Directors of Vodafone Portugal from 1992 until 1998; Member of the Board of Directors of Petrocontrol from 1991 until 2000; Chairman and Chief Executive Officer of Argus Resources Ltd. Since 1988; President and Chief Executive Officer of Sigmoil Resources from 1985 until 1988; Senior Vice President of Philipp Brothers from 1985 until 1988; Chairman of the Board of Directors of Protea Holdings Inc. since 1981; Member of the Board of Directors of Sociedade Nacional de Petróleos (SONAP) from 1971 until 1975; General manager Supply of Sociedade Nacional de Petróleos (SONAP) from 1967 until 1971; Chairman of Fundação Monteiro de Barros since 1966.
Luis de Melo Champalimaud	Director	Chairman of the Board of Directors of Banco Totta & Açores, S.A. and Crédito Predial Português, S.A. from January 1997 until January 2000; Chairman of the Board of Directors of Banco Totta e Sotto Mayor de Investimentos, S.A., from March 1996 until January 2000; Chairman of the Board of Directors of Banco Pinto & Sotto Mayor, S.A. from January 1995 until January 2000; Chairman of the Board of Directors of Companhia de Seguros Mundial- Confiança, S.A. from March 1993 until March 1995; Member of the Board of Directors of Companhia de Seguros Mundial-Confiança, S.A. from June 1992 until March 1993; Chief Executive Officer of Soeicom, S.A. from September 1982 until April 1992; Sales Director of Soiecom, S.A. from June 1975 until September 1982.
Jorge Maria Bleck	Director	Chairman of the General Shareholders’ Meeting of Crédito Predial Português since 2000; Vice-Chairman of the General Shareholders’ Meeting of Banco Santander de Negócios Portugal, S.A since 2000; Vice-Chairman of the General Shareholders’ Meeting of Banco Santander, S.A since 1999; Member of the Board of Directors of Foggia SGPS, S.A. since 2000.
Carlos Manuel de Almeida Blanco de Morais	Director	Professor of the of Lisbon University of Law since 1997; Member of the Board of Fundação D. Pedro IV since 1995; Principal Legal Adviser of the Legal Center near the Portuguese Government since 1993.
João Manuel de Mello Franco	Director	Member of the Board of Directors of José de Mello Participações, SGPS, S.A. since 2002; Vice-Chairman of the Board of Directors of José de Mello Imobiliária since 2002; Chairman of the Board of Directors of José de Mello Residências e Serviços since 2001; Chairman of the Board of Directors of Imopólis (SGFII) since 2001; Chairman of the Board of Directors of Engimais since 2001; Member of the Board of Directors of International Shipowners Reinsurance Co since 1998; Member of our Superior Board from 1996 until 1997; Chairman of the Board of Directors of Soponata-Sociedade Portuguesa de Navios Tanques, S.A. from 1997 until 2001; CEO and Vice-Chairman of the Board of Directors of LISNAVE from 1995 until 1997; Chairman of the Board of Directors of Marconi from 1994 until 1995; Chairman of the Board of Directors of Guiné Telecom from 1994 until 1995; Chairman of the Board of Directors of Companhia Santomense de Telecomunicações

Name	Positions Held	Principal Occupation and Business Experience

from 1994 until 1995; Member of the Board of Directors of CN-Comunicações Nacionais S.A. from 1993 until 1995; Chairman of the Directorate of the Portuguese Association for the Development of Communications from 1993 until 1995; Chairman of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from 1991 until 1994; Chairman of the Board of Directors of TLP-Telefones de Lisboa e Porto S.A. from 1989 until 1994; Director of TDC-Tecnologia das Comunicações, Lda. from 1986 until 1989.

Gerald S. McGowan	Director	Ambassador of US to Portugal from 1997 until 2001; Member of the Board of Directors of the Overseas Private Investment Corporation (OPIC) in 1996; Member of the Board of Directors of Virginia Port Authority in 2002; Member of Board of Directors of Cellular Telecomunications Industry Association from 1990 until 1998.

Peter Eugene Golob	Director	Head of the Merrill Lynch Global Communications Group for Europe from 1998 until 2001; Head of the Telecoms Media Technology Team and Investment Banking Operating Committee of Deutsche Morgan Grenfell from 1995 until 1998; Head of the Telecoms Industry Investment Banking of S.G.Warburg from 1992 until 1995.

Nuno João Francisco Soares de Oliveira Silvério Marques	Director	Partner of CIDOT, Comunicação e Imagem, Lda. since 2002; Partner of Fundaments from 2000 until 2002; Member of the Board of Directors of Telecel, Comunicações Pessoais, S.A from 1992 until 2000; Member of the Board of Directors of Telechamada S.A from 1994 until 1995; Member of the Board of Directors of Quimigal from 1988 until 1991; Manager Quimibro, Comércio Internacional de Metais e Mercadorias Lda. from 1980 until 1988.

Thomaz de Mello Paes de Vasconcellos	Director	Managing Partner of TPV, Lda. since 1999; Member of the Board of Directors of Grupo Santogal from 1989 until 1998; Controller of Hubbard Group from 1987 until 1988.

Luis Manuel da Costa de Sousa de Macedo	Secretary-General, Company Secretary	Secretary-General and Company Secretary of Portugal Telecom, SGPS, S.A. Member of the Board of PT Ventures, SGPS, S.A. (ex-Portugal Telecom Internacional, SGPS, S.A.) since 2000; Manager of Image and Communication Department of Portugal Telecom Group since 1999; Member of the Board of Directors of Banco Espírito Santo do Oriente since 1996; Member of the Board of Directors of AMSCO — African Management Services Company since 1996; Member of Management and Executive Board of Portuguese-Angolan Chamber of Commerce and Industry since 1996; Member of the Fiscal Board of UCCLA-União das Cidades e Capitais de Língua Portuguesa since 1996; Chairman of ELO (Associação Portuguesa para o Desenvolvimento Económico e a Cooperação) since 1996; Assistant Senior Manager of the Board of Directors of Marconi responsible for the Company’s Communication Office from 1995 until 1999; Secretary of State of Portuguese Communities from 1992

Name	Positions Held	Principal Occupation and Business Experience

until 1995; Chef de Gabinet of Minister of the “Quality of Life” from 1981 until 1982; Management Consultant, Manager of Human Resources, General Secretary and Manager of Central International Corporate Department of Marconi in 1982; Legal Advisor of CIP — Confederation of Portuguese Industry and several other companies and employers’ associations from 1974 until 1982.

Francisco José Meira Silva Nunes	Chief Accounting Officer and Manager of Financial Reporting and Consolidation	Chief Accounting Officer and Manager of the Financial Reporting and Consolidation Department of Portugal Telecom since 2003; Member of the Board of Directors of PT Pro, S.A. since February 2003 and Member of its Executive Committee since March 2004; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Partner of Audit and Business Advisory Services of Andersen from 1999 until 2002; Manager of Audit and Business Advisory Services of Andersen from 1992 until 1999.
Carlos Manuel Mendes Fidalgo Moreira da Cruz	Manager of the Financing and Treasury Department	Manager of the Financing and Treasury Department of Portugal Telecom since 2001; Managing Director of Portugal Telecom International Finance BV since 2002; Member of the Portuguese Privatisation Commission from 1999 until 2001; Advisor to the Secretary of State for Treasury and Finance since 1996 until 1998; Lecturer of Financial Strategy from 1996 until 2001 at MBA Program — IEP/EGP; Assistant Lecturer of Corporate Finance and Macroeconomics at Oporto University from 1987 until 1996; Assistant Lecturer of Firm Valuation from 1994 to 1997 at IESF; Analyst of the Mergers and Acquisitions Department of BPI from 1990 until 1994.
Nuno Bernando Ramires Leiria Fidalgo Prego	Manager of the Investor Relations Department	Manager of the Investor Relations Department of Portugal Telecom since 2004; Head of Equity Research and Telecoms Analyst at BCP Investimento from 2001 until 2004; Portfolio Manager of BPI Fundos from 1999 until 2000; Deputy Director in the Research Department of Banco Finantia from 1996 until 1999.
Miguel Augusto Chambel Rodrigues	Manager of the Control Department	Manager of the Control Department of Portugal Telecom since 2004; Manager and Project Leader of the Strategy and Business Development Department of Portugal Telecom, SGPS, S.A. from 2000 until 2004; Member of the Board of Directors of PT Sistemas de Informação, S.A. from 2003 until 2004; Member of the Board of Directors of PT Ventures, SGPS, S.A. from 2002 until 2004; Project Leader and Consultant at Boston Consulting Group from 1998 until 2000; Analyst at McKinsey and Company from 1993 until 1996.
Maria Paula de Almeida Martins Canais	Manager of the Planning Department	Manager of the Planning Department of Portugal Telecom since 2004; Non-executive Director of Telesp Celular, S.A. from June 2003 until January 2004; Member of the Board of Directors of Telesp Celular Participações, S.A. from January 2002 until June 2003; Executive Vice President of Telesp Celular S.A. from May 2002 until June 2003; Chief Financial Officer of Telesp Celular S.A. from September 2001 until May 2002; Director of Investor Relations of Telesp Celular Participações, S.A. from September 2001

Name	Positions Held	Principal Occupation and Business Experience

until June 2003; Head of Controlling and Corporate Development Department of Portugal Telecom from 1997 until 2001; Member of the Board of Directors of Telemensagem from 1998 until 1999.
António Manuel Robalo de Almeida	Manager of the Regulatory Department	Manager of the Regulatory Department of Portugal Telecom since 2003. Manager of Regulatory Department of Portugal Telecom, SGPS, S.A. from 2002 until 2003; Manager of Economic Conditions and Regulatory Coordination of PT Comunicações, S.A. since 2000; Manager of Regulation Department of Portugal Telecom, S.A. from 1997 until 2000; Member of the Board of Main Road/ Optimus during 1997; Director of New Telecommunications Business of Sonae Group from 1996 until 1997; Member of the Board of Directors of ICP — Instituto das Comunicações de Portugal from 1989 until 1996; Director of Planning and Development of CTT — Correios e Telecomunicações de Portugal, S.A. from 1986 until 1988; Director of Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1985 until 1986; Deputy Director of Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1984 until 1985; Head of Training Department of CTT — Correios e Telecomunicações de Portugal, S.A. from 1983 until 1984; Head of Human Resources Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1982 until 1983.
Rita de Sampaio Nunes	Manager of the Competition Department	Manager of the Competition Department of Portugal Telecom since 2004; Head of European Community Affairs of ICP-ANACOM-Autoridade Nacional de Communicações from 2003 until April 2004; Member of the Regulatory Department of Portugal Telecom, SGPS, S.A. from January 2000 until September 2003; Member of the Regulatory Department of Portugal Telecom, S.A. from October 1998 until December 1999; Seconded National Expert in the European Commission — DG Enterprise and DG Information Society from September 1995 until September 1998; Internal Legal Adviser of the Board of Directors of CN — Communicações Nacionais, SGPS, S.A. from April 1993 until August 1995.
Miguel Dias Amaro	Manager of the Internal Audit Department	Manager of the Internal Audit Department of Portugal Telecom since 2004; Assistant to the CEO of Portugal Telecom, SGPS, S.A. from 2003 to 2004; Equity Analyst (telecommunications sector) in Espírito Santo ByM (Madrid office) from November 2000 until December 2002; Assistant to the Secretary of State for Treasury and Finance from November 1999 until October 2000; Equity Analyst (Retail and Pulp and Paper sectors) in Espírito Santo Research from December 1997 until October 1999 (Lisbon office); Head of Sales for Roca Cerâmica e Comércio S.A. from 1994 until 1996; Sales Delegate for Roca Cerâmica e Comércio S.A. from 1991 until 1994.
Abilio Cesário Lopes Martins	Manager of the Communication Department	Manager of the Communication Department of Portugal Telecom since 2003; Head of Corporate Communication of Portugal Telecom from 2002 until 2003; Media Relations Advisor for Portugal Telecom’s Chief Executive Officer and Head of Corporate Communication for PT Brasil from

Name	Positions Held	Principal Occupation and Business Experience

2000 until 2002; Consultant JLM & Associados Consultants from 1998 to 2000.
Luis Filipe Nunes Cabral Moura	Manager of the Human Resources Department	Manager of the Human Resources Department of Portugal Telecom since 2000; Manager of Human Resources Department of Portugal Telecom, SA from 1998 until 2000; Manager of Banking Supervision Department of Monetary Authority of Macao from 1995 until 1998; Manager of Financial and Human Resources Department of Monetary Authority of Macao from 1993 until 1995; Manager of Human Resources Division of Monetary Authority of Macao from 1991 until 1993; Manager of Macao’s Government Land Department from 1990 until 1991; Manager of Macao’s Government Projects Analysis Department from 1989 until 1990; Operations Research High School Assistant from 1986 until 1989; Economist of a Portuguese Group (SOTRIL) from 1985 until 1986; Economist of Azores’ Planning Department from 1983 until 1985; Adviser of Energy’s Secretary of State from 1983 until 1984; Manager of Plan and Production of Moore Paragon in 1983.

6.	Directors and Executive Officers of Telefónica Internacional.

      The following table sets forth the name and position of each director and executive officer of Telefónica Internacional. The current business address of each person is at Gran Via 28, 7th Floor, Madrid, Spain, 28013, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica Internacional unless otherwise indicated. Each person listed below is a citizen of Spain, except as otherwise indicated below.

Name	Positions Held	Principal Occupation and Business Experience

José Alvarez-Pallette López	Director, President	Chairman and Chief Executive Officer of Telefónica Internacional since July 24, 2002. He began his career at Arthur Young Auditors in 1987. In 1988, he joined Benito & Monjardin/Kidder, Peabody & Co., where he held various positions in the research and corporate finance departments. In 1995, he joined Valenciana de Cementos Portland (Cemex) as head of the Investor Relations and Studies department. In 1996, he was promoted to Financial Manager for Telefónica in Spain, and in 1998 to General Manager for Administration and Financial Affairs for Cemex Group’s interests in Indonesia, headquartered in Jakarta. José María Álvarez-Pallete joined Telefónica in February 1999 as CFO of Telefónica Internacional. In September of the same year, he became CFO of Telefónica, S.A. He is a member of the following Boards of Directors: Telefónica de España, Telefónica Móviles, Telefónica Móviles España, Telefónica Data, Telefónica Internacional, TPI, Telefónica de Argentina, Telesp, Telefónica CTC Chile, Telefónica de Perú, Cointel, Compañía de Teléfonos de Chile Transmisiones Regionales and Telefónica Larga Distancia de Puerto Rico. Mr. Álvarez-Pallete holds a graduate degree in Economics from the Complutense University of Madrid. He also studied Economics at the Université Libre de Belgique.

Name	Positions Held	Principal Occupation and Business Experience

Antonio Pedro de Carvalho Viana Baptista(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Miguel Ángel Gutiérrez(2)	Director	Member of the Board of Directors of Telefónica de Argentina S.A.; President of the Board of Directors of Autopistas del Oeste S.A. del Grupo ABERTIS of Spain; Member of the Consulting Committee of The Rohatyn Group Asset Management; President of ADESPA since December 2003; Vice President of the Foundation of the Spanish Chamber of Commerce since January 2004; Member of the Board of Directors of the Argentinean Chamber of Commerce since March 2002; Member IDEA; Member of the Consulting Committee of CIPPEC; Professor — University Di Tella since; President and CEO of Telefónica de Argentina S.A. from Feburary 2002 to June 2003; Managing Director of Emerging Markets at JP Morgan from 1995 to October 2001. Prior to that time, Mr. Gutiérrez held various positions at JP Morgan during his total 21 years with them.
Javier Nadal Ariño	Director	Director and the Chairman of the Board of Directors of Telefónica del Perú since January 2003. Adjunct General Director of Corporate Regulations of Telefónica, S.A. since November 2002; Chairman of the Board of Directors of Telefónica de Argentina, S.A. between 1995 and 1997; General Telecommunications Director (Spanish Public Administration) between 1985 and 1995. During that period, he also worked as the Spanish government’s delegate at Telefónica. Chairman of Retevisión between 1989 and 1994. He has performed professional activities in the industrial sector at Telettra Española in Milan, Italy and at Torrejón de Ardoz, Spain between 1972 and 1977, and has contributed, as an expert, to the United Nations Programme in Latin America.
Fernando Xavier Ferreira(3)	Director	See “Directors and Executive Officers of Brasilcel.”
Mario Eduardo Vázquez	Director	See “Directors and Executive Officers of Telefónica.”
Bruno Pedro Philippi Irarrázabal(4)	Director	President of Telefónica CTC Chile. President at Gener S.A. (Chile) from 1989 until 2000; President of Central Puerto S.A. (Argentina) from 1993 until 2000; Director of Empresa Eléctrica San Juan (Argentina); President of Chivor S.A. (Colombia); President of Mega S.A. (U.S.A.). Member of the Board of Directors of ICARE since 1993; Member of the General Council of Sociedad de Fomento Fabril since 1994; member of the Advisory Board of IBM Latin America since 1999; CEO of Telefónica of Perú since January 2003; General Director of Regulation at Telefónica International from December 1997 to January 2003; President of Telefónica de Argentina S.A. from March 1995 to December 1997; President of the Foundation of the Spanish Chamber of Commerce in Argentina from 1995 to 1997; Member of the Argentinean Academy of the Art and Science of Communication. Board Member of the Institute of the Americas from 1997 until 2001.
Eduardo Caride(2)	Director	Held several positions at Citibank from 1981 until 1990 when he joined Telefónica de Argentina, S.A. where he was

Name	Positions Held	Principal Occupation and Business Experience

responsible for the Finance, Insurance, Internal Auditing, Budgeting and Investor Relations Departments. Head of the Residential Communications Business Unit in 1997. General Manager from 1998 until 2001. Chief Operating Officer of Emergia and Executive Chairman of Telefónica Data and Emergia from June 2001 to September 2003. Executive Chairman of Telefonica Empresas España and America since September 2003.
Alfonso Ferrari Herrero	Director	Member of the Board of Directors of Telefónica. See “Directors and Executive Officers of Telefónica.”
Enrique Used Aznar	Director	See “Directors and Executive Officers of Telefónica.”
Gregorio Villalabeitia Galarraga	Director	See “Directors and Executive Officers of Telefónica.”
Luis Lada Díaz	Director	See “Directors and Executive Officers of Telefónica.”
Juan Carlos Ros Brugueras	Director	General Secretary and Vice-Secretary of the Administrative Board of Telefónica Internacional S.A. since 1998; Member of the Board of Directors of Telefónica de Argentina S.A.; Member of the Board of Directors of Telecommunicações de São Paulo — TELESP S.A.; Member of the Board of Directors of Telefónica Larga Distancia de Puerto Rico Inc.

(1)	Portuguese citizen.

(2)	Argentinian citizen.

(3)	Brazilian citizen.

(4)	Chilean citizen.

7.	Directors and Executive Officers of Telefónica Móviles.

      The following table sets forth the name and position of each director and executive officer of Telefónica Móviles. The current business address of each person is C/Goya, 24, 28001 Madrid, Spain, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica Móviles unless otherwise indicated. Each person listed below is a Spanish citizen, except as otherwise indicated below.

Name	Positions Held	Principal Occupation and Business Experience

Antonio Pedro de Carvalho Viana Baptista(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Luis Lada Díaz	Director	See “Directors and Executive Officers of Telefónica.”
José María Alvarez-Pallete López	Director	Chairman and Chief Executive Officer of Telefónica Internacional since July 24, 2002; CFO of Telefónica Internacional since February 1999; CFO of Telefónica, S.A. since September 1999; Member of the Board of Directors Telefónica de España; Member of the Board of Directors of Telefónica Móviles; Member of the Board of Directors of Telefónica Móviles España; Member of the Board of Directors of Telefónica Data; Member of the Board of Directors of Telefónica Internacional; Member of the Board of Directors of TPI; Member of the Board of Directors of Telefónica de Argentina; Member of the Board of Directors of Telesp; Member of the Board of Directors of Telefónica CTC Chile; Member of the Board of Directors of Telefónica de Perú; Member of the Board of Directors of Cointel; Member of the Board of Directors of Compañía de

Name	Positions Held	Principal Occupation and Business Experience

Teléfonos de Chile Transmisiones Regionales and Member of the Board of Directors of Telefónica Larga Distancia de Puerto Rico.
Lars M. Berg(2)	Director	Independent investor, consultant and non-executive board member of several companies in the telecommunications and financial industries since August 2000; Member of the Board of Directors of Eniro AB; Member of the Board of Directors of Ratos AB; Member of the Board of Directors of Net Insight AB; Member of the Board of Directors of Anoto and Member of the Board of Directors of Viamare; Mannesmann AG, Dusseldorf — Executive Board Member since 1999; President and Chief Executive Officer of Telia AB, from 1994 until 1999.
Miquel Angel Canalejo Larrainzar	Director	Chairman of our Audit and Control Committee; Member of the Board of Directors of ALCATEL España; Chairman of the Board of Directors of Nazca Capital, S.G.E.C.R. and FYCSA; Member of the Board of Directors of Sodena, S.A.; Vice Chairman of Plan International España; Chairman of the Consultive Commission of Institución Futuro. Chairman and Managing Director of Unión Carbide Navarra and Unión Carbide Ibérica; Managing Director of Standard Eléctrica, S.A. from; Chairman and Chief Executive Officer of Alcatel Spain from December 1986 until December 2000; President of Alcatel Latinamérica from January 1996 until September 2000.
Maximino Carpio García	Director	See “Directors and Executive Officers of Telefónica.”
Fernando Xavier Ferreira(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Victor Goyenechea Fuentes	Director	Deputy Director General of Banco Bilbao Vizcaya Argentaria since 1986; Member of the Board of Directors of Telecomunicações de São Paulo S.A.; Member of the Board of Directors of Corporación IBV, S.A.; Member of the Board of Directors of Hispasat, S.A.; Member of the Board of Directors of Landata Ingeniería S.A.; Member of the Board of Directors of Teltronic, S.A. and Member of the Board of Directors of IP Sistemas, S.A.; Managed BBVA’s Telecommunications, Media and Internet Unit; Deputy General Manager at Telefónica de España S.A. from 1974 to 1986.
Antonio Massanell Lavilla	Director	See “Directors and Executive Officers of Telefónica.”
Alfonso Merry del Val Gracie	Director	Chief Executive Officer of Hipermercados Continente (España) from 1976 to 2000; Member of the Board of Directors of NH Hoteles, S.A.; Member of the Board of Directors of J. García Carrión, S.A.; Member of the Board of Directors of Corporación Uriach; Member of the Board of Directors of AEGON Unión Aeguradora, S.A; CEO of the merged Company Carrefour in Spain.
José Fernando de Almansa Moreno-Barreda	Director	See “Directors and Executive Officers of Telefónica.”
Alejandro Burillo Azcarraga(3)	Director	Founding member of Televisa, and participates in different executive positions in various companies such as PanAmSat, Univisión and ECO among others; Founder Grupo Pegaso since 1996; President of the Board of Directors of Grupo Pegas; Owner of different soccer teams in Mexico; Adviser of the FIFA President; Founder of Casa

Name	Positions Held	Principal Occupation and Business Experience

Lamm, which promotes different artists in Mexico, and participates in beneficial institutions in Mexico.
Javier Echenique Landiribar	Director	Member of the Board of Directors of Telefónica Móviles México, S.A. de C.V. and, among others, ACS Actividades de Construcción y Servicios, S.A., URALITA, S.A. Willis Iberia, Edhart y Cía. and Grupo Porres (Mexico). Served as a member of the Board of Directors of Telefónica de España, S.A., Sevillana de Electricidad, S.A., Autopistas Concesionaria de España, S.A., Finanzia Banco de Crédito, S.A., Metrovacesa and Grupo AXA Aurora over the last five years. Served from 1990 as executive officer at various areas of BBVA.
José María Más Millet	Director and Secretary	Secretary of the Board of Directors; Member of the Board of Directors of NH Hoteles, S.A.; Member of the Board of Directors of SOSCUETARA, S.A.; Member of the Board of Directors of SOTOGRANDE, S.A.; Member of the Board of Directors of Aumar, S.A.; General Counsel of Telefónica, S.A. from 1997 to April 2001; Member of the Board of Directors of Caja de Ahorro de Valencia, Castellón y Alicante from 1995 to January 2000.

8.	Directors and Executive Officers of PT Móveis.

      The following table sets forth the name and position of each director and executive officer of PT Móveis. The current business address of each person is Avenida Álvaro Pais Fontes, 02, 1649-041, Lisbon, Portugal, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with PT Móveis unless otherwise indicated. Each person listed below is a Portuguese citizen.

Name	Positions Held	Principal Occupation and Business Experience

Miguel António Igrejas Horta e Costa	Director, President	See “Directors and Executive Officers of Portugal Telecom.”
Carlos Manuel L. Vasconcellos Cruz	Director, Chief Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Pedro Manuel Brandão Rodrigues	Director	See “Directors and Executive Officers of Brasilcel.”
Álvaro José Roquette Morais	Director, Chief Operating Officer	See “Directors and Executive Officers of Brasilcel.”
Diogo Miguel Cabedo Amado Horta e Costa	Director	Executive Vice-President of Portugal Telecom Investimentos Internacionais, SA. since 2004; Marketing & Communication Corporate Director of Portugal Telecom, SGPS, S.A. in 2003; CRM & Knowledge Management General Manager in Portugal Telecom Comunicações Fixas in 2002; Communication Corporate Director of Telesp Celular S.A., São Paulo, Brasil from 2001 to 2002; Marketing & Communication Director in Tradecom (PT e-business unit) in 2000; Senior Corporate Manager — Consulting Services of Dun & Bradstreet Corporation from 1996 until 1999.

9.	Directors and Executive Officers of TMN — Telecomunicações Móveis Nacionais S.A.

      The following table sets forth the name and position of each director and executive officer of TMN. The current business address of each person is Avenida Álvaro Pais, 02, 1649-041, Lisbon, Portugal, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with TMN unless otherwise indicated. Each person listed below is a citizen of Portugal.

Name	Positions Held	Principal Occupation and Business Experience

Miguel António Igrejas Horta e Costa	Director	See “Directors and Executive Officers of Portugal Telecom.”
Iriarte José Araújo Esteves	Director	See “Directors and Executive Officers of Portugal Telecom.”
António Lopes Soares	Executive Officer of the Board of Directors and Vice-President of the Executive Committee	Worked as Chief Financial Officer of Portugal Telecom; Chief Financial Officer of Telecom Portugal; Member of the Executive Committee of the Telecommunications Business Department of CTT; Business and Financial Officer of the Telecommunications Business Department of CTT.
David José Ferreira Lopes	Executive Officer	Member of the Southern Regional Council of the Electrotechnical Engineering College of the Engineers’ Association since April 2004; Officer of Portugal Telecom Comunicações, Member of the Executive Board in Charge of the Network; Officer of PT Prime and Telepac from 2002 until 2004. Officer of Portugal Telecom Comunicações, Member of the Executive Board in charge of the Network, Information Systems and International Operations supervised by PTC in 2003; Chairman of Timor Telecom and Officer, TPT until 2004; Served as General Manager of Infonet Portugal; Managing Director, Networks, PT Comunicações and PT Prime; Engineering Manager, Telesp Celular — São Paulo, Brazil. Following the acquisition of Global Telecom — Santa Catarina and Paraná in, Brazil he was also responsible for coordinating engineering activities at Global Telecom. Within Portugal Telecom (Telesp Celular, Global Telecom) and Telefónica Celular, now VIVO, he coordinated engineering. Head of the Engineering and Network Development Department of Telesp Celular — São Paulo, Brazil, and also Manager of the Quality Control Division of this company, reporting to the Executive Board of Telesp Celular in 2000; Manager of the Quality Control Division of Telesp Celular — São Paulo, Brazil from 1999 to 2000.
Maria da Graça Galvão de Carvalho	Director and Executive Officer	Executive Officer of TMN since 2001; Planning and Control Manager of TMN from 1997 to 2001.
Pedro Manuel Brandão Rodrigues	Director and Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Luís Filipe de Medeiros Cravo Ribeiro	Executive Officer	President of the Executive Board of the Lusomundo Group from 2002 to 2003; PT Multimédia — Officer and Member of the Executive Board from 2002 to 2003; President of the Executive Board of PT Conteúdos from 2002 to 2003; President of the Board of SPORT TV from 2002 to 2003; President of the Executive Board of the Lusomundo Group from 2001 to 2002; PT Multimédia — Officer and Member of the Executive Board from 2001 to 2002; President of the Board of NTV from 2001 to 2002; President of the Board of Telepac from 1999 to 2001; Officer and Member of the

Name	Positions Held	Principal Occupation and Business Experience

Executive Board of Portugal Telecom Multimedia from 1999 to 2001; PT Conteúdos — Director from 1999 to 2001; Officer of Portugal Telecom Internacional from 1998 to 1999; Executive officer of Sport TV from 1998 to 1999; Officer and Member of the Executive Board at Meditelecom — Morocco from 1998 to 1999.
Maria Etelvina da Conceição Aguiar dos Santos	Executive Officer	Head of the Legal Department and Advisor to the Board of Directors since 1995.
João Amândio Teixeira Goulart de Bettencourt	Director	Joint Coordinator of the Inventory of the Ministry of Culture in 1997; Director of IFADAP since 1996; Member of the Fiscal Council of TELEPAC since 1995; Served as Chief of Office of the Ministry of Public Works and Transport in 1990 and as Chief of Office of the Ministry of Trade and Tourism in 1984 and 1987; Served in several governmental and private positions since 1964.
Manuel Joaquim Barata Frexes	Director	Mayor for the city of Fundão since 2001; Coordinator — Commission of Foreign Affairs and a member of Social Equipment and of the Accompanying Commission for Porto 2001 — Cultural European Capital since 1999; President of the AICEP Management — Association for the Postal and Telecommunications Operators since 1998; President for the PSD Political Commission-Fundão since 1998.
Victor Pereira Dias	Director	President, TRADINGPOR — Empresa de Comércio Externo de Portugal, S.A. since 1986; Officer, TMN — Telecomunicações Móveis Nacionais, S.A. since 2003; Vice-President of the General Meeting of Galp Energia SGPS, S.A. since 2000; President, Corporate Governance Committee, Portugal Telecom SGPA, S.A. from 2000 to 2003; President of the Audit Board of CONTROLAUTO — Controlo Técnico Automóvel since 1998; Officer of Portugal Telecom SGPS, S.A. from 1997 to 2003; Officer of Petróleos Portugal, PETROGAL, S.A. from 1997 to 2000.

      Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the person identified below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Brazilian Information Agent for the Tender Offer is: BES Securities Av. Rio Branco 110, 33° andar CEP 20040-001 Centro Rio de Janeiro, Brazil Telephone: +55 21 3212-3213	The U.S. Information Agent
for the Tender Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885